UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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2020 Annual General Meeting

of Shareholders Proxy Statement

DEAR FELLOW SHAREHOLDERS

JACQUES AIGRAIN

Chairman of the Board of Directors

BHAVESH (BOB) PATEL

Chief Executive Officer

April 15 , 2020

$9.58

2019 EARNINGS PER

SHARE (DILUTED)

$3.4B

2019 NET INCOME

$5.7B

2019 EBITDA

On behalf of our Board, we thank you for your investment in our Company and welcome your vote at our 2020 annual meeting.

LEADING. ADVANTAGED. DISCIPLINED.

LyondellBasell is committed to maintaining its leading global portfolio of proven, flexible, and focused businesses, advantaged position as the industry’s best operator, and disciplined capital allocation that supports value-driven growth. In 2019, we exhibited strong cash generation and extended our record of industry-leading safety performance and cost management. We also advanced our organic growth projects while realizing synergies from the acquisition and integration of A. Schulman’s businesses. In the face of industry headwinds, LyondellBasell’s resilient asset portfolio and commitment to operational excellence have delivered earnings stability for our investors. We are continuing to execute our strategy as we navigate the global challenges presented by the coronavirus pandemic, maintaining business continuity while prioritizing the health and safety of our employees and the larger community.

COMMITTED TO SUSTAINABILITY

2019 saw LyondellBasell and its fellow founding members launch the Alliance to End Plastic Waste and achieve significant milestones for our innovative mechanical and molecular recycling initiatives. We also announced the first simultaneous production of bio-based polypropylene and low-density polyethylene, two of the most common types of plastics, at commercial-scale and published our second annual sustainability report. We are continually evaluating opportunities to use our advantaged technologies and know-how to build a more sustainable future for our industry.

BUILDING A STRONGER TEAM

Our Board is committed to having one of the best leadership teams in the industry. In 2019, we welcomed four new senior executives to the Company, including Michael McMurray, EVP and CFO; Ken Lane, EVP, Global Olefins & Polyolefins; Torkel Rhenman, EVP, Global Intermediates & Derivatives; and Anup Sharma, SVP, Global Business Services – a new function with responsibility for accelerating the Company’s digital initiatives.

We thank you for your continued support of LyondellBasell Industries and encourage you to cast your vote as soon as possible to ensure your shares are represented at the meeting.

Very truly yours,

JACQUES AIGRAIN Chair of the Board	BHAVESH (BOB) PATEL CEO

NOTICE OF AND AGENDA FOR 2020

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MEETING INFORMATION

FRIDAY, MAY 29, 2020

1:00 p.m. Local Time

LyondellBasell Industries

Delftseplein 27E

3013 AA, Rotterdam, the Netherlands

ITEMS OF BUSINESS

1.	Elect our Board of Directors;
2.	Discharge our directors from liability in connection with the exercise of their duties during 2019;
3.	Adopt our 2019 Dutch statutory annual accounts;
4.	Appoint the external auditor for our 2020 Dutch statutory annual accounts;
5.	Ratify the appointment of our independent registered public accounting firm;
6.	Provide an advisory vote on our executive compensation (say-on-pay);
7.	Approve the interim dividends declared and paid out of our 2019 Dutch statutory annual accounts;
8.	Authorize the repurchase of up to 10% of our issued share capital; and
9.	Approve the cancellation of all or a portion of the shares held in our treasury account.

We will also discuss our corporate governance, dividend policy, and executive compensation program.

By order of the Board,

CHARITY R. KOHL

Corporate Secretary

April 15 , 2020

HOW TO VOTE
Your vote is important. You are eligible to vote if you are a shareholder of record at the close of business on May 1, 2020.

ONLINE	BY PHONE	BY MAIL	IN PERSON
Visit the website on your proxy card	Call the telephone number on your proxy card	Sign, date and return your proxy card in the enclosed envelope	Attend the annual meeting in person See pages 63-64

If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone, or by mailing a proxy card. If you hold your shares through a bank, broker, or other institution, you may vote your shares through the method specified on the voting instruction form provided to you.

Due to concerns resulting from the coronavirus (COVID-19) outbreak and related restrictions on travel and public gatherings, in person attendance at the 2020 annual general meeting of shareholders may not be possible or advisable. We are therefore providing virtual access to shareholders through a live webcast. Shareholders will be able to ask questions during and in advance of the meeting but will be required to vote their shares by proxy in advance. We are continuing to monitor COVID-19 developments closely and considering options to protect the health and safety of all meeting participants , which may include holding the meeting without any physical attendance, if permitted under Dutch law . If we determine to make alternative arrangements for the meeting, we will announce that decision by press release as soon as practicable.

If you would like to attend the meeting via webcast or in person (if possible), notice must be given to the Company no later than May 22, 2020. Additional information regarding in person attendance or access to the live webcast will be provided at that time. See pages 63-64 for additional information.

Important Notice Regarding Availability of Proxy Materials for the 2020 Annual General Meeting

This proxy statement and our 2019 annual report to shareholders are available on our website at www.LyondellBasell.com by clicking “Investors,” then “Company Reports.” This proxy statement is first being mailed to shareholders on or about April 17 , 2020.

ITEM 1	ELECTION OF DIRECTORS

The Board recommends that you vote FOR the election of each of the nominees to our Board of Directors.

The Board of Directors of LyondellBasell Industries N.V. (“LyondellBasell” or the “Company”) recommends that each of the eleven director nominees introduced below be re-elected to our Board, in each case for a term ending at our 2021 annual general meeting. All nominees are current directors who were elected by shareholders at the 2019 annual general meeting of shareholders.

OUR BOARD

Our Nominating and Governance Committee focuses on Board succession planning and refreshment and is responsible for recruiting and recommending nominees to the full Board for election. From time to time, the Nominating and Governance Committee also uses outside consultants to assist in identifying potential director candidates. Our goal is to have a Board that provides effective oversight of the Company through the appropriate balance of experience, expertise, skills, specialized knowledge, and other qualifications and attributes. Director candidates also must be willing and able to devote the time and attention necessary to engage in relevant, informed discussion and decision-making. Our Board considers diversity a priority and seeks representation across a range of attributes, including race and gender. The Nominating and Governance Committee, as well as its outside consultants, include women and minority candidates in each pool from which a director candidate is selected.

These recruitment efforts are evidenced by our current Board composition and the qualities and qualifications of each of our nominees.

DIRECTOR EXPERIENCE AND EXPERTISE

	Aigrain	Benet	Bindra	Buchanan	Cooper	Dicciani	Farley	Goren	Hanley	Manifold	Patel
INDUSTRY EXPERIENCE Experience with and understanding of the chemicals and refining industries			●	●	●	●	●	●			●
HSE EXPERIENCE Experience with social responsibility issues related to health, safety, and the environment			●		●	●	●	●	●	●	●
STRATEGIC PLANNING Knowledge of corporate strategy and strategic planning	●	●	●	●	●	●	●	●	●	●	●
MERGERS & ACQUISITIONS Experience with mergers, acquisitions, and other strategic transactions	●	●	●	●	●	●	●	●	●	●	●
CORPORATE FINANCE Financial expertise and experience with corporate finance	●	●		●	●	●	●	●	●	●	●
EXECUTIVE MANAGEMENT / CEO EXPERIENCE Executive management experience with large or international organizations	●	●	●	●	●	●	●	●	●	●	●
CORPORATE GOVERNANCE Knowledge of corporate governance issues applicable to companies listed on the NYSE	●	●	●	●	●	●	●	●	●	●	●
PUBLIC COMPANY DIRECTOR Service on the boards of other public companies	●		●	●	●	●	●	●	●	●	●

LYONDELLBASELL 2020 PROXY STATEMENT    7

DIRECTORS’ INDEPENDENCE, TENURE, AND DIVERSITY

Our director nominees provide the Board with a broad range of perspectives due to their diverse gender, age, ethnicity, nationality, and tenure profiles, as well as the qualifications and skills identified above. Each of the ten non-executive directors nominated to our Board is independent.

DIRECTOR NOMINATIONS

Although our Nominating and Governance Committee is responsible for recommending director candidates to the Board, under the rules of the Securities and Exchange Commission (the “SEC”), candidates may also be proposed by other directors, management, and our shareholders.

Any shareholder who wishes to recommend a director candidate should submit a written recommendation to our Corporate Secretary at LyondellBasell Industries, 4th Floor, One Vine Street, London W1J 0AH, United Kingdom. The recommendation must include the name of the nominated individual, relevant biographical information, and the individual’s consent to nomination. For our 2021 annual general meeting of shareholders, recommendations must be received by December 18 , 2020 to be considered.

LYONDELLBASELL 2020 PROXY STATEMENT    8

2020 NOMINEES TO THE BOARD

On the recommendation of the Nominating and Governance Committee, the Board has nominated eleven continuing directors for election to the Board. These eleven individuals have a high caliber and diverse array of expertise, experience, and leadership skills.

Rudy van der Meer will not stand for re-election to the Board as he has reached our mandatory retirement age. Our Nominating and Governance Committee, together with its consultants, is evaluating potential director candidates to fill the vacancy created by Mr. van der Meer’s departure. If a leading candidate is identified prior to the Company’s 2021 annual general meeting of shareholders, the Board intends to appoint a director to serve as a temporary replacement for the partial-year term ending at that general meeting.

We introduce our eleven nominees below.

JACQUES AIGRAIN
Age 65 French-Swiss Non-Executive Director since 2011; Chair since 2018 INDEPENDENT

BIOGRAPHY

Mr. Aigrain is our Chair of the Board and a Senior Advisor and former Partner of Warburg Pincus, a global private equity firm. Prior to joining Warburg Pincus in 2013, Mr. Aigrain served as Chief Executive Officer of Swiss Re, a publicly traded insurance company, and was Co-Global Head of M&A and Head of Financial Institutions at J.P. Morgan. He also has many years of experience as a director of public and multinational organizations including The London Stock Exchange Group plc and WPP plc, a multinational advertising and public relations company. Mr. Aigrain’s more than 30 years of financial services and management experience provide him with expertise in all areas of strategy, mergers and acquisitions, finance, and capital markets. Additionally, he brings substantial knowledge of board- and governance-related matters.

EDUCATION ● Université Paris Dauphine, M.A., Economics ● Sorbonne University, Ph.D., Economics
	SKILLS AND QUALIFICATIONS ● Corporate Finance ● Mergers & Acquisitions ● International Operations ● Corporate Governance	● Strategic Planning ● Capital Markets ● CEO Experience ● Public Company Director Experience
	OTHER CURRENT PUBLIC DIRECTORSHIPS ● The London Stock Exchange Group plc (since 2013) ● WPP plc (since 2013)	FORMER PUBLIC DIRECTORSHIPS ● Lufthansa German Airlines (2007-2015)

LINCOLN BENET
Age 56 American-British Non-Executive Director since 2015 INDEPENDENT

BIOGRAPHY

Mr. Benet has served as Chief Executive Officer of Access Industries, a privately held industrial group with world-wide holdings, since 2006. Prior to joining Access, he spent 17 years at Morgan Stanley, including as Managing Director. Mr. Benet also has experience serving on the boards of several privately-held companies, including those in the investment, music and publishing, oil and gas pipes and tubing, cement, sports media, and petrochemicals industries. As a result of this background, he brings to our board a working knowledge of global markets, mergers and acquisitions, executive management, strategic planning, and corporate strategy, as well as experience with international finance, including corporate finance matters such as treasury, insurance, and tax.

EDUCATION ● Yale University, B.A., Economics ● Harvard Business School, M.B.A.
	SKILLS AND QUALIFICATIONS ● Strategic Planning ● Mergers & Acquisitions ● International Operations ● Corporate Governance	● Corporate Finance ● Capital Markets ● CEO Experience

LYONDELLBASELL 2020 PROXY STATEMENT    9

JAGJEET (JEET) BINDRA
Age 72 American Non-Executive Director since 2011 INDEPENDENT

BIOGRAPHY

Mr. Bindra is a retired executive of Chevron, a multinational energy corporation, where he spent 32 years in senior leadership positions and retired as President of the company’s worldwide manufacturing operations. Mr. Bindra holds a degree in chemical engineering and started his career at Chevron as a research engineer before progressing to increasingly senior positions, including the roles of Manager of Strategic Planning and Group Manager of Projects & Engineering Technology. His education and background provide him with extensive knowledge of global manufacturing, capital project management, engineering technology, strategic business planning, and health, safety, and environmental and operations matters. Mr. Bindra has served as a director of multiple private and publicly traded companies, including Edison International and its subsidiary, Southern California Edison, WorleyParsons, and Transocean Ltd., and he has broad knowledge of board and governance matters. Mr. Bindra currently serves as a member of the board of HPCL-Mittal Energy Limited (India).

EDUCATION ● Indian Institute of Technology, Bachelor of Technology, Chemical Engineering ● University of Washington, M.S., Chemical Engineering ● Saint Mary’s College of California, M.B.A.
	SKILLS AND QUALIFICATIONS ● Industry Experience ● Capital Project Execution ● Executive Management ● Corporate Governance ● Mergers & Acquisitions	● HSE Experience ● Strategic Planning ● International Operations ● Public Company Director Experience
FORMER PUBLIC DIRECTORSHIPS ● Edison International / Southern California Edison Co. (2010-2017) ● WorleyParsons (2015-2017)

ROBIN BUCHANAN
Age 68 British Non-Executive Director since 2011 INDEPENDENT

BIOGRAPHY

Mr. Buchanan is a director of Cicap Ltd, a global private equity firm, a former director of Schroders plc, a global asset management firm, and the former Chairman of PageGroup plc, a global specialist recruitment company. He was previously Dean and President of London Business School and UK Senior Partner and member of the worldwide board of directors of Bain & Company Inc., a global business consulting firm, where he continues to serve in an advisory role. He also serves as an advisor to Access Industries and Non-Executive Chairman of its Advisory Board, which advises on portfolio strategy. Mr. Buchanan’s experience as a board member of publicly traded, private, and charitable companies, Dean of a leading Business School, and long tenure with Bain provide him with deep experience in strategy, leadership, board effectiveness, business development, and acquisitions across most industry sectors, including considerable involvement with chemicals and energy in Europe. He also brings a wealth of experience in board and governance matters, particularly as related to multi-national companies. Mr. Buchanan is a Chartered Accountant and a published author on strategy, acquisitions, leadership, board effectiveness, corporate governance, and compensation.

EDUCATION ● Institute of Chartered Accountants in England & Wales, F.C.A. ● Harvard Business School, M.B.A.
	SKILLS AND QUALIFICATIONS ● Strategy Development ● Industry Experience ● Mergers & Acquisitions ● Corporate Finance ● Corporate Accounting ● International Operations	● Leadership Development ● Executive Management ● Risk Management ● Corporate Governance ● Public Company Director Experience
FORMER PUBLIC DIRECTORSHIPS ● Schroders plc (2010-2019) ● PageGroup plc (Chairman) (2011-2015)

LYONDELLBASELL 2020 PROXY STATEMENT    10

STEPHEN COOPER
Age 73 American Non-Executive Director since 2010 INDEPENDENT

BIOGRAPHY

Mr. Cooper has served as Chief Executive Officer and Director of Warner Music Group Corp., a recorded music and music publishing business, since 2011. He has also been a Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies, since 2008. In the course of a long career as a financial advisor and corporate turnaround specialist, Mr. Cooper has served as the top executive of a number of publicly traded companies, including as Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., a media company focused on film and television, and Hawaiian Telecom, the dominant telecom services provider in Hawaii. Mr. Cooper has expansive knowledge and experience relating to all matters of executive management, finance, and strategy, and due to his role as a sitting CEO he has deep insight into day-to-day business, management, and strategy issues.

EDUCATION ● Occidental College, M.A. ● University of Pennsylvania Wharton School of Business, M.B.A.
	SKILLS AND QUALIFICATIONS ● Strategic Planning ● Capital Markets ● Corporate Finance ● International Operations ● Corporate Governance	● Mergers & Acquisitions ● Industry Experience ● CEO Experience ● HSE Experience ● Public Company Director Experience

NANCE DICCIANI
Age 72 American Non-Executive Director since 2013 INDEPENDENT

BIOGRAPHY

Ms. Dicciani is a retired senior executive and chemical engineer. She spent her early career in research and development at Air Products and Chemicals, and then joined Rohm and Haas, a specialty chemicals manufacturer, as business director for the Petroleum Chemicals Division. After 10 years with Rohm and Haas in which she rose to the level of Senior Vice President, Ms. Dicciani became President and Chief Executive Officer of Honeywell Specialty Materials, also a chemicals manufacturer. Ms. Dicciani served on the Executive Committees of the American Chemistry Council and the Society of Chemical Industry and was appointed by George W. Bush to the President’s Council of Advisors on Science and Technology. Her background provides her with specific industry knowledge and an understanding of manufacturing, health, safety, and environmental matters; insight into the competitive landscape relevant to our industry; and a wealth of experience in all areas of executive management. Ms. Dicciani also has extensive experience in board and governance matters and has served as a director of several public companies, including Halliburton, an oilfield services company, and Linde, an industrial gases company.

EDUCATION

●  Villanova University, B.S., Chemical Engineering

●  University of Virginia, M.S., Chemical Engineering

●  University of Pennsylvania, Ph.D., Chemical Engineering

●  University of Pennsylvania Wharton School, M.B.A.

	SKILLS AND QUALIFICATIONS ● Industry Experience ● HSE Experience ● Capital Project Execution ● Mergers & Acquisitions ● Capital Markets ● Public Company Director Experience	● International Operations ● CEO Experience ● Strategic Planning ● Corporate Finance ● Corporate Governance
	OTHER CURRENT PUBLIC DIRECTORSHIPS ● Halliburton (since 2009) ● AgroFresh Solutions, Inc. (since 2015) ● Linde plc (since 2018)	FORMER PUBLIC DIRECTORSHIPS ● Praxair (2008-2018)

LYONDELLBASELL 2020 PROXY STATEMENT    11

CLAIRE FARLEY
Age 61 American Non-Executive Director since 2014 INDEPENDENT

BIOGRAPHY

Ms. Farley is an advisor to KKR Energy Group and a retired executive in the oil and gas exploration and production industry. Ms. Farley has served in several roles with KKR Energy Group since 2011, including as Vice Chair from 2016 to 2017 and as a member of KKR Management LLC, the general partner of a global investment firm, from 2013 to 2015. Prior to joining KKR, Ms. Farley served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm. She became Co-President and then Senior Advisor at Jeffries & Company after Randall & Dewey became its oil and gas investment banking group, and then co-founded RPM Energy, a privately-owned oil and natural gas exploration and development company. Ms. Farley brings to the Board experience in business development, mergers, acquisitions, and divestitures, as well as knowledge of the chemical industry’s feedstocks and their markets. She also has experience in all matters of executive management and a deep understanding of public company and governance matters due to her current and prior service on the boards of companies including Anadarko Petroleum Corporation, Encana Corporation, and TechnipFMC.

EDUCATION ● Emory University, B.S., Exploration Geology
SKILLS AND QUALIFICATIONS ● CEO Experience ● Strategic Planning ● Public Company Director Experience ● Capital Markets
● Corporate Governance ● HSE Experience ● Mergers & Acquisitions ● International Operations
	OTHER CURRENT PUBLIC DIRECTORSHIPS ● TechnipFMC (since 2017)	FORMER PUBLIC DIRECTORSHIPS ● Anadarko Petroleum Corporation (2017-2019) ● FMC Technologies, Inc. (2009-2017)

ISABELLA (BELLA) GOREN
Age 59 American Non-Executive Director since 2014 INDEPENDENT

BIOGRAPHY

Ms. Goren has served in a wide range of executive roles in capital intensive and highly competitive global businesses, most recently as Chief Financial Officer of American Airlines, Inc. and its parent company, AMR Corporation, from 2010 to 2013.* Her 27-year career at American and AMR spanned leadership roles in Revenue Management, Investor Relations, Operations, and Customer Service, including being the head of American’s Asia Pacific Division and Customer Relationship Marketing. Ms. Goren was also President of AMR Services, an AMR Corporation subsidiary company with operations at 60 locations worldwide. Her experience and areas of expertise include strategic planning, management of complex international operations, business development, global asset management, and corporate finance. Ms. Goren is also a chemical engineer and began her career at DuPont. As a director of major multinational companies, including MassMutual Financial Group and Gap Inc., she brings public company director experience and extensive knowledge of corporate governance matters.

EDUCATION ● The University of Texas at Austin, B.S., Chemical Engineering ● Southern Methodist University, M.B.A.
SKILLS AND QUALIFICATIONS ● Executive Management ● Corporate Finance ● Global Asset Management ● Mergers & Acquisitions ● Corporate Governance
● International Operations ● Strategic Planning ● Capital Markets ● HSE Experience ● Public Company Director Experience
OTHER CURRENT CORPORATE DIRECTORSHIPS ● MassMutual Financial Group (since 2014) ● Gap Inc. (since 2011)

*	AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 in 2013, for which a voluntary petition was filed in 2011.

LYONDELLBASELL 2020 PROXY STATEMENT    12

MICHAEL HANLEY
Age 54 Canadian Non-Executive Director since 2018 INDEPENDENT

BIOGRAPHY

Mr. Hanley has 25 years of experience in senior management and finance roles, including as Chief Financial Officer of Alcan, a Canadian mining company and aluminum manufacturer, President and CEO of Alcan’s Global Bauxite and Alumina business group, and Senior Vice President, Operations & Strategy of the National Bank of Canada. He brings strong financial and operational experience, deep knowledge of capital-intensive and process industries, experience with U.S. and international accounting standards, and a broad understanding of international markets. Mr. Hanley also has significant experience on public company boards and in the role of audit committee chair, and an appreciation for corporate governance matters and the board’s role in financial oversight. He is currently a member of the board of the Quebec chapter of the non-profit Canadian Institute of Corporate Directors, and is a member of the Quebec Order of Chartered Professional Accountants.

EDUCATION ● Hautes Etudes Commerciales, B.Commerce
	SKILLS AND QUALIFICATIONS ● Corporate Finance ● Strategic Planning ● International Operations ● Public Company Director Experience	● Corporate Accounting ● Capital Markets ● Executive Management ● Corporate Governance
	OTHER CURRENT PUBLIC DIRECTORSHIPS ● BRP, Inc. (since 2012) ● Shawcor Ltd. (since 2015)	FORMER PUBLIC DIRECTORSHIPS ● Industrial Alliance Insurance & Financial Services (2015-2019) ● Groupe Jean Coutu (PJC), Inc. (2016-2018) ● First Quantum Minerals Ltd. (2012-2015)

ALBERT MANIFOLD
Age 57 Irish Non-Executive Director since 2019 INDEPENDENT

BIOGRAPHY

Mr. Manifold has been the Group Chief Executive and a director of CRH plc, an international group of diversified building materials businesses supplying the construction industry, since 2014. Mr. Manifold joined CRH in 1998 and advanced to increasingly senior roles, including Finance Director of the Europe Materials Division, Group Development Director, Managing Director of Europe Materials, and Chief Operating Officer (2009 to 2014). Prior to joining CRH, Mr. Manifold was Chief Operating Officer of Allen McGuire & Partners, a private equity group. As a sitting CEO with a background in other senior management roles, Mr. Manifold has acquired extensive leadership experience in competitive industries. In addition, he has significant knowledge of corporate finance, capital markets, strategic planning, and international operations. Mr. Manifold is also a Fellow of the Institute of Certified Public Accountants in Ireland.

EDUCATION ● Institute of Certified Public Accountants in Ireland ● Dublin City University, M.B.S., Strategic International Marketing ● Dublin City University, M.B.A.
SKILLS AND QUALIFICATIONS ● Corporate Finance ● International Operations ● Corporate Accounting ● Mergers & Acquisitions
● CEO Experience ● Capital Markets ● Strategic Planning ● Capital Project Execution
OTHER CURRENT PUBLIC DIRECTORSHIPS ● CRH plc (since 2009)

LYONDELLBASELL 2020 PROXY STATEMENT    13

BHAVESH (BOB) PATEL
Age 53 American Executive Director since 2018

BIOGRAPHY

Mr. Patel has served as our Chief Executive Officer since January 2015. From the time he joined the Company in 2010 until his appointment as CEO, he held the roles of Senior Vice President, Olefins and Polyolefins–Americas and Executive Vice President, Olefins and Polyolefins–Europe, Asia, International & Technology, with additional responsibility for all manufacturing operations outside of the Americas and the Company’s Polypropylene Compounding business. Taken together with his previous tenure with Chevron Corp. and Chevron Phillips Chemical Company, Mr. Patel has more than 30 years’ experience in the chemicals, plastics, and refining industries, including extensive leadership experience on a global basis. This background gives him a detailed understanding of the Company’s industries and operations. Mr. Patel serves as a director of Union Pacific Corporation.

EDUCATION ● The Ohio State University, B.S., Chemical Engineering ● Temple University, M.B.A.
	SKILLS AND QUALIFICATIONS ● Industry Experience ● HSE Experience ● CEO Experience ● Corporate Finance ● Corporate Governance ● Public Company Director Experience	● Strategic Planning ● Capital Project Execution ● International Operations ● International Business ● Mergers & Acquisitions
OTHER CURRENT PUBLIC DIRECTORSHIPS ● Union Pacific Corporation (since 2017)

LYONDELLBASELL 2020 PROXY STATEMENT    14

CORPORATE GOVERNANCE

LyondellBasell recognizes the importance of good corporate governance as a driver of long-term stakeholder value. Our Board has adopted, and regularly reviews and strives to improve upon, LyondellBasell’s robust corporate governance policies, practices, and procedures with consideration given to regulatory developments and evolving U.S. and Dutch governance best practices. Our Corporate Governance Guidelines and Rules for the Board of Directors are available on our website at www.LyondellBasell.com by clicking “Investors,” then “Corporate Governance.”

DIRECTOR INDEPENDENCE

Our Board annually reviews the independence of its members. In February 2020, the Board affirmatively determined that all of our non-executive directors and director nominees are independent under the rules of the New York Stock Exchange (the “NYSE”).

The Board has adopted categorical standards of independence that meet, and in some instances exceed, the requirements of the NYSE. In order to qualify as independent under our categorical standards, a director must be determined to have no material relationship with LyondellBasell other than as a director. The categorical standards include strict guidelines for non-executive directors and their immediate families regarding employment or affiliation with LyondellBasell and its independent registered public accounting firm. Our categorical independence standards are included in our Corporate Governance Guidelines.

The Board has determined that there are no relationships or transactions that prohibit any of our non-executive directors or nominees from being deemed independent under the categorical standards and that each of our non-executive directors and nominees is independent. In addition to the relationships and transactions that would bar an independence finding under the categorical standards, the Board considered all other known relationships and transactions in making its determination, including those set forth below under “–Other Governance Matters–Related Party Transactions.” In determining that no known transactions or relationships affect the independence of any of the non-executive directors, the Board considered that all of the identified transactions are ordinary course and none of the dollar amounts involved were material to the Company or the relevant counterparty.

BOARD LEADERSHIP STRUCTURE

Our Board is led by its independent Chair, Jacques Aigrain. The Chair’s responsibilities include leading Board meetings and executive sessions, approving Board meeting agendas and schedules, facilitating information flow and communication among directors, and serving as a liaison between the Board and management, and supporting the Company’s strategic growth initiatives. The Board regularly reviews LyondellBasell’s leadership structure and the responsibilities of its Chair, and may from time to time delegate additional duties to the role.

Under Dutch law, only a non-executive director may serve as Chair of our Board. Our Board believes that the separation of the positions of Chair and Chief Executive Officer that results from this governance structure promotes strong Board governance, independence, and oversight. The separation of the two roles additionally allows Mr. Aigrain to focus on managing Board matters while our CEO, Mr. Patel, focuses on managing our business.

EXECUTIVE SESSIONS

Executive sessions of our Board take place at every regular Board meeting. During executive sessions, directors have an opportunity to review and discuss matters such as the performance of the Chief Executive Officer and other members of management and the criteria against which performance is evaluated, including the impact of performance on compensation matters. Mr. Aigrain leads these executive sessions. If he is unavailable, the non-executive director with the longest tenure will preside. If two or more individuals have equal tenure, the eldest of them will chair.

LYONDELLBASELL 2020 PROXY STATEMENT   15

BOARD EVALUATIONS

Our Board and its committees evaluate their own effectiveness by participating in a robust self-assessment process overseen by the Nominating and Governance Committee. Each year, directors respond to survey questions soliciting information to be used to improve the effectiveness of the Board and its committees. Survey results are supplemented by one-on-one interviews conducted by Board leadership, and the Nominating and Governance Committee periodically engages outside consultants to facilitate and refresh the evaluation process. An outside consultant was last engaged for the 2017 assessment cycle, and in 2018 the Board took steps to implement the feedback received and adjust the general process and areas of focus for the assessment accordingly.

For 2019, the Board conducted its evaluation process as described below.

Development and Approval of Evaluation Process and Topics

In September 2019, the Nominating and Governance Committee discussed and approved the overall process for the 2019 evaluation cycle, including one-on-one interviews with the Chair in addition to survey responses. The Chair of the Nominating and Governance Committee worked with the Corporate Secretary to develop lists of potential topics and questions for distribution to the Board and each of its committees, which were approved by the Nominating and Governance Committee in November.

For 2019, the Committee also approved an individual evaluation process for the Chair, to be facilitated by the Chair of the Nominating and Governance Committee through additional survey questions specific to his role.

Key areas covered in the Board and committee surveys include membership; responsibilities; functionality; meetings; strategy; senior management (including succession planning); focus on performance; ensuring financial robustness; building corporate reputation; and matching risk with return. Committee members are also asked to consider whether each committee is functioning in compliance with its charter and keeping the Board adequately informed and reviews its member skill sets and leadership. Survey questions for the individual Chair assessment focused on effective management of meetings and facilitation of constructive relationships and communication among Board members and with management.

Distribution of Surveys and Interview Process

In late 2019 and early 2020, Board members provided responses to the surveys anonymously, and also participated in one-on-one interviews with, and received individual feedback from, the Chair of the Board.

In parallel, senior executives provided their views of Board effectiveness and interactions with management through confidential survey responses provided to the Corporate Secretary.

Reporting and Board Review of Results	The Corporate Secretary compiled feedback from the self-evaluation process, including feedback from management, which was discussed during the February 2020 Board and committee meetings in executive sessions. Consideration was given to what actions, if any, could enhance and further improve the functioning of the Board and its committees, as well as steps that can be taken to address specific requests or perceived areas for improvement.

DIRECTOR ONBOARDING, TRAINING, AND SITE VISITS

Our Board is committed to understanding its governance responsibilities, evolving best practices, and all aspects of our Company and business. The Company provides an extensive orientation program that enables each new director joining the Board to become familiar with LyondellBasell and to meet with key members of the Company’s management and functional leaders. Mr. Hanley and Mr. Manifold, who joined our Board in 2018 and 2019, respectively, completed our onboarding program and met with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Compliance Officer, and additional members of the leadership team to discuss our corporate structure, business strategy, operations, and segments, as well as tax, accounting, compliance, investor relations, human resources, and health and safety matters, among other topics.

All of our directors are encouraged to participate in industry and governance organizations and seek out training opportunities that will provide them with continuing education on key topics. Our directors also have regular opportunities to visit the Company’s manufacturing and technology centers and meet with site management. In addition, the Board is invited to tour the Company’s plants or facilities each year. In September 2019, members of the Board visited the Company’s Cincinnati Technology Center.

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SHAREHOLDER ENGAGEMENT

We recognize the value of regular and consistent communication with our shareholders and welcome investor input on environmental, social, governance, executive compensation, and other matters. We regularly review general governance trends and emerging best practices and invite feedback from our shareholders and other stakeholders, which is brought to our Board and instrumental in its decision-making process. In 2018 and 2019, we discussed the Company’s environmental, social, and governance profile with investors and engaged their questions or concerns on these and other topics. Our independent Board Chair and the Chairs of our Nominating and Governance and Compensation Committees, as appropriate, make themselves available for these discussions. We are committed to remaining proactive in our engagement efforts and shareholder outreach.

COMMUNICATION WITH THE BOARD

Shareholders and other interested parties may communicate with the Board or any individual director. Communications should be addressed to our Corporate Secretary at corporatesecretary@lyb.com or LyondellBasell Industries, 4th Floor, One Vine Street, London W1J 0AH, United Kingdom.

Communications are distributed to the Board or to one or more individual directors, as appropriate, depending on the facts and circumstances outlined in the communication. Communications such as business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; and resumes and other forms of job inquiries will not be relayed to the Board. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.

CEO AND MANAGEMENT SUCCESSION PLANNING

One of the primary responsibilities of the Board is to ensure that we have a high-performing management team in place. On an annual basis, the Board conducts a detailed review of development and succession planning activities to maximize the pool of internal candidates who can assume executive officer positions without undue interruption. The Board reviews CEO and executive succession planning and ensures that executive officer reviews and evaluations are conducted at least annually, by either the Compensation Committee or the Board as a whole. The Board also reviews in-depth assessments of the Company’s bench strength, retention, progression, and succession readiness for all other senior level managers.

Monitoring the Company’s leadership development, talent management, and succession planning is also a key responsibility of our Compensation Committee, which devotes significant time to discussion and oversight of the Company’s human resources strategy.

In 2019, the Company welcomed four new external hires to our leadership team, each with significant experience in his role: Michael McMurray, Executive Vice President and Chief Financial Officer; Torkel Rhenman, Executive Vice President, Intermediates & Derivatives; Ken Lane, Executive Vice President, Global Olefins & Polyolefins; and Anup Sharma, Senior Vice President, Global Business Services. In addition, the Company executed on its existing leadership development and succession plans and promoted internal candidates to leadership team positions, including Dale Friedrichs, Senior Vice President, Human Resources; Kim Foley, Vice President, Health, Safety and Environment; and Jim Seward, Senior Vice President, Research & Development, Technology and Sustainability.

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BOARD OVERSIGHT OF RISK

While the Company’s CEO is responsible for assessing and managing the Company’s day-to-day risks and related control systems, the Board has broad oversight of the Company’s risk profile and risk management. In this oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are functioning and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The Company believes that this division of responsibilities achieves sound risk management and that the Board’s involvement ensures effective oversight.

The Company has an enterprise risk management function, with a group of employees dedicated to enterprise-wide risk management activities. The CEO and Chief Financial Officer are responsible for overseeing these risk management programs, including assessing risk tolerances, evaluating whether such tolerances are aligned with the Company’s strategic goals, and defining our overall risk profile. The CEO has delegated to an internal Risk Management Committee the authority to review and approve transactions that are in furtherance of the Company’s approved strategies.

In addition to the CEO, the standing members of the Risk Management Committee include the Chief Financial Officer and the Chief Legal Officer. Through a variety of policies and procedures, senior management and their leadership teams identify, monitor, mitigate, and report on risks and develop risk management plans aligned with the Company’s enterprise risk management framework.

The results of the risk management processes and updates on material risks are reported to the Board and its committees on a regular basis. The Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and reports are made to the Audit Committee in accordance with NYSE requirements.

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BOARD AND COMMITTEE INFORMATION

The Board currently has six standing committees, each consisting entirely of independent directors: (1) Audit Committee, (2) Compensation Committee, (3) Nominating and Governance Committee, (4) HSE&O Committee, (5) Finance Committee, and (6) Executive Committee. Our Compensation Committee, Nominating and Governance Committee, and HSE&O Committee meet in connection with each regularly scheduled Board meeting (other than the Board’s strategy session held in July) and hold additional meetings as needed, while other committees meet independently as the matters under their respective responsibilities require. Committees regularly receive reports from LyondellBasell management, report on committee actions to the Board, and may retain outside advisors.

In 2019, eight of our directors attended 100%, and each of our remaining directors attended more than 85%, of the meetings of the Board and of each committee of which they were members. Although the Company does not maintain a policy regarding directors’ attendance at its annual general meetings of shareholders, both our Chair and CEO attend the Company’s annual general meeting each year and will attend the 2020 Annual Meeting either in person (if COVID-19 travel restrictions and health and safety protocols permit) or by participating in the live webcast.

In 2019, the Board held four regularly scheduled meetings, three special meetings, and two information sessions. The table below provides membership and meeting information for each of the Board’s committees as of the date of this proxy statement.

Name	Audit	Compensation	Nominating & Governance	HSE&O	Finance	Executive
Jacques Aigrain
Lincoln Benet
Jagjeet Bindra
Robin Buchanan
Stephen Cooper
Nance Dicciani
Claire Farley
Isabella Goren
Michael Hanley
Albert Manifold
Bob Patel
Rudy van der Meer(1)
2019 MEETINGS	5	6(2)	3(2)	3(2)	7	2(3)

 Chair   Member

(1)	Mr. van der Meer is not standing for re-election to the Board at the Annual Meeting as he has reached the mandatory retirement age.
(2)	The Board, Compensation Committee, HSE&O Committee, and Nominating and Governance Committee each also met in person in September 2019 for an information session and held informal calls and sessions throughout the year.
(3)	Members of the Executive Committee also held informal calls throughout the year and between meetings to discuss coordination among the Board and its committees.

Each of our committees has a written charter, approved by the Board. The charters can be found on our website at www.LyondellBasell.com by clicking on “Investors,” then “Corporate Governance,” then “Board of Directors.” Each committee annually reviews and recommends any changes to its charter and conducts an evaluation of committee performance with respect to delegated duties and responsibilities.

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AUDIT COMMITTEE

CHAIR: MICHAEL HANLEY* MEMBERS: JEET BINDRA BELLA GOREN* ALBERT MANIFOLD* * AUDIT COMMITTEE FINANCIAL EXPERTS INDEPENDENCE: ALL MEMBERS	The Audit Committee is responsible for overseeing all matters relating to our financial statements and reporting, our internal audit function and independent auditors, and our compliance function. Listed below are the general responsibilities of the Audit Committee.
Independent Auditor – Engage external auditor, review performance, and approve compensation; review independence and establish policies relating to the hiring of auditor employees; and pre-approve audit and non-audit services;
Internal Audit – Review plans, staffing, and activities of the internal audit function and its effectiveness;
Financial Statements – Review financial statements and earnings releases; discuss and review accounting policies and practices and external auditor reviews; and discuss and review the effectiveness of internal controls; and
Compliance – Review plans, staffing, and activities of the compliance function and its effectiveness; establish and review procedures for complaints, including anonymous complaints regarding accounting, controls, and auditing; and review the Company’s Code of Conduct and system for monitoring compliance therewith.

Our Board has determined that all Audit Committee members are independent under the NYSE listing standards, our categorical independence standards, and the heightened independence requirements applicable to audit committee members under SEC rules. Our Board has also determined that all Audit Committee members are financially literate in accordance with the NYSE listing standards and that Mr. Hanley, Ms. Goren, and Mr. Manifold qualify as audit committee financial experts under SEC rules.

COMPENSATION COMMITTEE

CHAIR: NANCE DICCIANI MEMBERS: ROBIN BUCHANAN CLAIRE FARLEY BELLA GOREN INDEPENDENCE: ALL MEMBERS

The Compensation Committee is responsible for overseeing our executive compensation and talent management programs and developing the Company’s compensation philosophy.

In fulfilling its responsibility for the oversight of compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s compensation plans to Company employees, including responsibility for the selection of participants, determination of award levels within plan parameters, and approval of award documents. The Compensation Committee may not, however, delegate authority for matters affecting the compensation and benefits of the Company’s executive officers. The Compensation Committee’s responsibilities include the following:

Executive Compensation – Approve the compensation and benefits of executive officers; review executive compensation practices to ensure consistency with corporate objectives; review and approve CEO goals and objectives and evaluate CEO performance; and make recommendations to the Board regarding CEO and executive officer compensation;
Company Compensation Benefits – Review the Company’s compensation philosophy, programs, and practices; review and approve pension and benefit arrangements as well as funding of pension and benefit plans; and make recommendations to the Board on these subjects; and
Talent Management – Review the Company’s organizational leadership structure and oversee leadership development, talent management and succession and continuity planning for the CEO and other executive officers.

Our Board has determined that all Compensation Committee members are independent under the NYSE listing standards, our categorical independence standards, and other independence requirements applicable to compensation committee members under NYSE rules.

Compensation Committee Interlocks and Insider Participation – No member of the Compensation Committee serves or has served as an officer or employee of the Company or any of our subsidiaries and, during 2019, no executive officer served on the compensation committee or board of any entity that employed any member of our Compensation Committee or Board.

For additional information on the Compensation Committee, including information regarding compensation consultants engaged during 2019, see the “Compensation Discussion and Analysis” beginning on page 33.

NOMINATING AND GOVERNANCE COMMITTEE

CHAIR: CLAIRE FARLEY MEMBERS: JACQUES AIGRAIN LINCOLN BENET ROBIN BUCHANAN RUDY VAN DER MEER INDEPENDENCE: ALL MEMBERS

The Nominating and Governance Committee is primarily responsible for identifying nominees for election to the Board and overseeing matters regarding corporate governance.

To fulfill those duties, the Nominating and Governance Committee has the responsibilities summarized below:

Administrative – Coordinate evaluations by committees and the full Board;
Directors and Director Nominees – Identify and recommend candidates for membership on the Board and recommend committee memberships;
Director Compensation – Evaluate and recommend director compensation; and
Corporate Governance – Review the Company’s governance profile and make necessary recommendations; review and propose modifications to the Company’s governance documents and policies; and review and comment on shareholder proposals.

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HEALTH, SAFETY, ENVIRONMENTAL AND OPERATIONS COMMITTEE

CHAIR: JEET BINDRA MEMBERS: STEVE COOPER MICHAEL HANLEY RUDY VAN DER MEER INDEPENDENCE: ALL MEMBERS

The HSE&O Committee assists the Board in its oversight responsibilities by assessing the effectiveness of health, safety, and environmental programs and initiatives that support Company policies. The HSE&O Committee also reviews the Company’s material technologies and the risks relating to its technology portfolio, the physical security of the Company’s assets, and the Company’s performance in executing large capital projects and turnarounds.

The specific responsibilities of the HSE&O Committee are summarized below:

Administrative – Review the status of the Company’s health, safety, and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;
HSE Performance and Sustainability – Review and monitor the Company’s health, safety, and environmental performance results; provide oversight of the Company’s programs, initiatives, and activities in the areas of technology and sustainability; review with management environment, health, safety, product stewardship, and other sustainability issues that can have a material impact on the Company; and review the status of related policies, programs, and practices;
Audit – Review and approve the scope of the Company’s health, safety, and environmental audit program; regularly monitor audit program results; and review and approve the annual budget for the health, safety, and environmental audit program; and
Operational Performance – Assess the Company’s operational performance; review the scope of the Company’s operational excellence audit program and monitor program results; and review and monitor the Company’s progress on and results for capital projects and turnarounds.

FINANCE COMMITTEE

CHAIR: LINCOLN BENET MEMBERS: JACQUES AIGRAIN NANCE DICCIANI ALBERT MANIFOLD INDEPENDENCE: ALL MEMBERS

The Finance Committee is responsible for monitoring and assessing such matters as the Company’s capital structure and allocation, debt portfolio, and tax and derivative strategies.

In fulfilling its duties, the Finance Committee has the responsibilities summarized below:

Strategy – Review analyses and provide guidance and advice regarding acquisitions and divestments and discuss and review the Company’s tax strategies, planning, and related structures;
Capital – Review the Company’s capital structure and capital allocation, including organic and inorganic investments; review and discuss the Company’s dividend policy; and review and discuss share repurchase activities and plans; and
Securities and Financing – Review and discuss the Company’s debt portfolio, credit facilities, compliance with financial covenants, commodity, interest rate, and currency derivative strategies, and proposed securities offerings.

EXECUTIVE COMMITTEE

CHAIR: JACQUES AIGRAIN MEMBERS: LINCOLN BENET JEET BINDRA NANCE DICCIANI CLAIRE FARLEY MICHAEL HANLEY INDEPENDENCE: ALL MEMBERS	The Executive Committee consists of the chairs of each of the other Board committees. The role of the Executive Committee is to facilitate and improve communication and coordination among members of the Board and its committees. It does so by, among other things, collaborating on agenda setting and discussing ad-hoc issues.

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OTHER GOVERNANCE MATTERS

Retirement Policy and Term Limits

Our Corporate Governance Guidelines and Rules for the Board of Directors provide that directors will not be re-nominated for election to the Board after they reach the age of 75. While the Board does not believe there is a specific age after which directors should no longer serve on boards, it does believe mandatory retirement ages are useful for promoting board refreshment. In 2019, Albert Manifold joined our Board, replacing a retiring director.

The Board has not adopted term limits for its membership. The Nominating and Governance Committee and the full Board regularly discuss board succession and refreshment and strive to maintain a balance of directors with varying lengths of service and ages. While the Board recognizes that term limits could assist in this regard, they may have the unintended consequence of causing the Board and the Company to lose the contribution of directors who over time have developed enhanced knowledge and valuable insight into the Company and its operations. The Board believes that the mandatory retirement age and an annual evaluation process for deciding whether to re-nominate individuals for election are currently more effective means of ensuring board refreshment and renewal, while also allowing for continuity of service.

Code of Conduct

The Company has a Code of Conduct for all employees and directors and a Financial Code of Ethics specifically for our CEO, CFO, Chief Accounting Officer and persons performing similar functions. Copies of these codes can be found on our website at www.LyondellBasell.com by clicking on “Investors,” then “Corporate Governance.” Any waivers of the codes must be approved, in advance, by our Board, and any amendments to or waivers from the codes that apply to our executive officers and directors will be posted on the “Corporate Governance” section of our website.

Share Ownership Guidelines

Members of our Board are subject to Share Ownership Guidelines. Under the Share Ownership Guidelines, non-executive directors are prohibited from selling any shares of the Company until they own shares that are valued at no less than six times their annual cash retainer for Board service, or $690,000 for all directors other than our Chair, whose ownership requirement is $1,950,000. Once a director has reached his or her required ownership level, he or she may not sell shares that would bring ownership below the threshold level.

Prohibition on Hedging and Pledging Shares

Pursuant to our Policy Prohibiting Insider Trading, members of the Board, executive officers and certain other designated employees are prohibited from purchasing, selling, or writing options on the Company’s shares, engaging in short sales, participating in other derivative or short-term purchase or sale transactions, or otherwise engaging in transactions that would enable them to hedge against any decrease in our share price. Such individuals are also prohibited from pledging Company shares as collateral for personal loans or other obligations, including holding shares in a brokerage margin account. These restrictions extend to covered individuals’ immediate family members and certain related entities and are intended to keep the interests of our directors, executives and employees aligned with the long-term interests of the Company and our shareholders.

Dutch Corporate Governance Code

As a Dutch incorporated entity, we are subject to the Dutch Corporate Governance Code. The Code, most recently amended in 2016 and a copy of which can be found at www.commissiecorporategovernance.nl, is a statement of principles and best practices for Dutch companies with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance. The Code’s compliance principle is “comply-or-explain,” which permits a Dutch company to apply the best practices outlined in the Code or explain why the company has chosen to apply different practices.

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The principles and practices prescribed by the Code are largely consistent with NYSE and SEC requirements and best practices for U.S. companies. In our Dutch Annual Report, which accompanies our 2019 Dutch Annual Accounts and can be found on our website at www. LyondellBasell.com by clicking “Investors,” then “Company Reports,” we disclose those instances where we have chosen to apply practices that differ from the Code. In general, these instances arise from our decision to apply practices that are more common or appropriate for NYSE traded companies than those called for by the Code. For example, although the Board’s categorical standards for director independence incorporate the standards of both the Code and the NYSE, our Board has chosen to apply the standards of the NYSE where the two conflict, including with respect to the independence classification of directors nominated by Access Industries, a greater than 10% shareholder. Our Board believes that application of the NYSE independence standards is more appropriate for LyondellBasell, which is listed only on the NYSE and not on any exchange in the Netherlands. Our Board further believes that the service of Access nominees on the Company’s key independent committees provides those committees with shareholder perspective and the significant skills, experience, and qualifications of these directors, to the benefit of the Board, the Company, and our stakeholders more generally.

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve certain transactions that we may enter into with related parties, including members of the Board, executive officers, and certain shareholders. The policy applies to any transaction:

in the ordinary course of business with an aggregate value of $25 million or more;
not in the ordinary course of business, regardless of value; or
with a value of $120,000 or more and in which an executive officer or non-executive director has a direct or indirect material interest.

The disinterested members of the Audit Committee determine the fairness of any related party transaction to the Company by considering whether the terms of the transaction are no less favorable than those which could be obtained from non-related parties. The following is a description of related party transactions in existence since the beginning of fiscal year 2019.

ACCESS INDUSTRIES

In 2010, we entered into certain agreements with affiliates of Access Industries, including a registration rights agreement, which obligates us to register and bear the costs for the resale of equity securities owned by Access Industries or its affiliates, and a nomination agreement. Pursuant to the nomination agreement, Access Industries has the right to nominate individuals for appointment to the Board if certain ownership thresholds are met. Access Industries currently owns more than 18% of our outstanding shares and has nominated Messrs. Benet, Buchanan, and Cooper pursuant to the agreement. The Company entered into these agreements with Access Industries before it became publicly traded and the Related Party Transaction Approval Policy was adopted. Amendments to the nomination agreement are approved by disinterested directors.

ANADARKO PETROLEUM

On an ongoing basis and in the ordinary course of business, the Company makes spot purchases of natural gas and natural gas liquids, which are raw materials used to manufacture the Company’s products, from Anadarko Petroleum Corporation. Claire Farley, a director, was a member of Anadarko’s board of directors until its acquisition by Occidental Petroleum in August 2019. In July 2014, the Audit Committee approved the Company making spot purchases from Anadarko as it deems appropriate, noting that those transactions were on terms no less favorable than those which could be obtained from non-related parties. The Company purchased approximately $92 million of natural gas and natural gas liquids from a subsidiary of Anadarko Petroleum in 2019.

CALPINE CORPORATION

Calpine Corporation, the owner and operator of power plants across the United States and Canada, supplies power and steam to the Company’s Houston refinery and is owned by a group of investors including Access Industries. The Audit Committee has reviewed and approved, most recently in October 2018, the Company’s contracts with Calpine, which were determined to be on terms fair to the Company and more advantageous than those offered by other parties. In 2019, the Company purchased approximately $70 million of power, steam, and water from Calpine and sold approximately $15 million of excess gas and raw water to Calpine.

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PLASTO-CARGAL GROUP

From time to time, the Company’s Advanced Polymer Solutions segment sells certain additives to Plasto-Cargal Group, a manufacturer of plastic container and film products, in which Access Industries holds an indirect minority investment. Sales are conducted in the ordinary course and no approval is required under the Company’s Related Party Transaction Approval Policy; however, the Audit Committee has reviewed and approved the continuation of such transactions, which totaled approximately $0.5 million for 2019.

OTHER TRANSACTIONS

Although not related party transactions under SEC rules, the Board was also made aware of, and considered the fairness of, certain transactions and relationships between the Company and our directors as described below. These transactions were also considered in evaluating the independence of the non-executive members of our Board and the outside commitments of our executive director, Mr. Patel.

Access: Mr. Benet is CEO of Access Industries; Mr. Buchanan is an adviser to Access Industries and Non-Executive Chairman of its Advisory Board, which advises on portfolio strategy; and Mr. Cooper is CEO of Warner Music, a subsidiary of Access Industries.
Bindra: The Company licenses certain technology and engineering services to, and makes small spot purchases of raw materials from, HPCL-Mittal Energy Limited, where Mr. Bindra is a director.
Buchanan: The Company has engaged Bain & Company, where Mr. Buchanan was previously a partner and continues in a limited and unrelated advisory role, for certain strategic planning and transaction advisory services.
Dicciani: In February 2019, the Company purchased certain La Porte, Texas assets from Linde plc, where Ms. Dicciani is a director. The Company also purchases industrial gases from, and sells crude hydrogen to, Linde, and Linde provides technical services to certain Company sites in Europe which license its technology. The Company sells temporary chemical diverters for well completion to Halliburton, where Ms. Dicciani is a director.
Farley: The Company purchases measurement products and receives site engineering services from TechnipFMC, where Ms. Farley is a director. In 2019, the Company engaged TechnipFMC for a furnace construction project that was subsequently postponed.
Hanley: The Company sells polypropylene, flame spray products, and coating systems to Shawcor Ltd., where Mr. Hanley is a director.
Goren: The Company purchases employee medical insurance from MassMutual Asia, an affiliate of MassMutual Financial Group, where Ms. Goren is a director.
Patel: The Company receives transportation services from Union Pacific Corporation, where Mr. Patel is a director.

Indemnification

We indemnify members of our Board to the fullest extent permitted by law so they will be free from undue concern about personal liability in connection with their service to the Company. Our Articles of Association establish this indemnification right, and we have also entered into agreements with each of our non-executive directors and our CEO contractually obligating us to indemnify them.

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DIRECTOR COMPENSATION

Our non-executive directors receive cash compensation and equity compensation, in the form of restricted stock units (“RSUs”), for their service on the Board and its committees. Members of the Board have the option to elect to receive all or a portion of the cash component of their compensation in Company shares. Our Nominating and Governance Committee reviews director compensation, in consultation with Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Board’s independent compensation consultant, on an annual basis and recommends any changes in compensation determined advisable.

In connection with this annual review, the director compensation program is benchmarked against director pay within the Company’s compensation peer group and at other large U.S. public companies. The Nominating and Governance Committee gives consideration to the qualifications and caliber of the Company’s directors and significant commitment required for service on our Board, including the additional time and effort required by overseas travel for a majority of our Board meetings.

Following its annual review, in November 2019, the Nominating and Governance Committee recommended no changes to director compensation and approved the continuation of the existing director compensation policy, as further described below. No changes have been made to the director compensation policy since 2015, apart from an increase in the annual retainer for the Board Chair in connection with the election of Mr. Aigrain to the role in 2018 and the significant expansion of Chair duties (including in support of the Company’s strategic growth initiatives) and time commitment and travel required for the role.

Compensation
Board Retainer	Cash	$115,000 ($325,000 for Chair)
	RSUs	Valued at $170,000 ($325,000 for Chair)
Committee Retainers	Members	$10,000 ($15,000 for Audit Committee)
(excluding Executive Committee)	Chairs	$20,000 ($27,500 for Audit and Compensation Committee Chairs)

In addition to the retainers shown above, we provide members of the Board with a cash payment of $5,000 for each intercontinental trip taken in performing board service.

DIRECTOR COMPENSATION IN 2019

	Fees Earned		All Other
	or Paid in Cash	Stock Awards	Compensation	Total
Name	($)(4)	($)(5)	($)(6)	($)

Jacques Aigrain	340,890	325,045	20,000	685,935
Lincoln Benet	145,000	170,070	10,000	325,070
Jagjeet Bindra	150,000	170,070	11,974	332,043
Robin Buchanan	–	314,549	–	314,549
Stephen Cooper	–	319,262	1,974	321,236
Nance Dicciani	–	352,365	1,974	354,338
Claire Farley	–	340,553	1,974	342,526
Isabella Goren	140,000	170,070	21,974	332,043
Michael Hanley	105,400	215,423	18,750	339,573
Albert Manifold(1)	82,466	170,033	5,000	257,498
Bruce Smith(2)	–	58,569	1,974	60,542
Rudy van der Meer(3)	135,000	170,070	14,131	319,201
(1)	Mr. Manifold was elected to the Board on May 31, 2019.
(2)	Mr. Smith retired from the Board on May 31, 2019.
(3)	Mr. van der Meer is not standing for re-election to the Board at the Annual Meeting as he has reached the mandatory retirement age.
(4)

Includes retainers for services earned or paid through December 31, 2019. Mr. Buchanan, Mr. Cooper, Ms. Dicciani, Ms. Farley, Mr. Hanley, and Mr. Smith each elected to receive all or a portion of the cash component of their 2019 compensation in the form of shares of our common stock.

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(5)	Represents annual grants of RSUs for all directors (other than Mr. Smith) and shares of stock issued in lieu of cash compensation for Mr. Buchanan,

Mr. Cooper, Ms. Dicciani, Ms. Farley, Mr. Hanley, and Mr. Smith.

The annual grants of RSUs are made in conjunction with the Board’s regularly scheduled meeting in May of each year or at the time of a new director’s election to the Board. The terms of the RSUs provide for vesting one year from the date of grant and for cash dividend equivalent payments when dividends are paid on the Company’s shares. In 2019, the annual grant for each continuing director, other than Mr. Aigrain and Mr. Manifold, was 2,197 units. Mr. Aigrain received 4,199 units and Mr. Manifold received 2,290 units based on the Company’s stock price as of the date of his election. These awards are the only stock awards outstanding at 2019 fiscal year-end for the non-executive directors. In accordance with FASB Topic ASC 718, Compensation – Stock Compensation (“ASC 718”), the grant date fair value of the awards is the number of units granted times the fair market value of our shares on that date. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019 for a description accounting for equity-based compensation.

The shares received in lieu of cash compensation are issued at the same time quarterly cash payments for retainers and travel fees are otherwise made. The number of shares issued is based on the average of the closing price of the Company’s shares over the quarter in which the compensation was earned. The shares issued in lieu of cash compensation in 2019 were as follows: Mr. Buchanan – 1,632 shares, Mr. Cooper – 1,686 shares, Ms. Dicciani

– 2,063 shares, Ms. Farley – 1,927 shares, Mr. Hanley – 513 shares (25% share election), and Mr. Smith – 690 shares.

(6)	Includes $5,000 for each intercontinental trip taken for work performed for the Company, other than for Mr. Buchanan, Mr. Cooper, Ms. Dicciani, Ms. Farley, and Mr. Smith, each of whom received shares as compensation for their travel fees, and for Mr. Hanley, who received $3,750 for each intercontinental trip and shares as compensation for the remaining portion of his travel fees. Also includes benefits in kind related to tax preparation and advice related to the directors’ UK and Dutch tax returns and payments. The Company provides these services, through a third party, to members of our Board because of our unique incorporation and tax domicile situation.

    LYONDELLBASELL 2020 PROXY STATEMENT    26

SECURITIES OWNERSHIP

SIGNIFICANT SHAREHOLDERS

The table below shows information for shareholders known to us to beneficially own more than 5% of our shares.

	Shares Beneficially Owned
Name and Address	Number	Percentage(1)
Certain affiliates of Access Industries, LLC(2) 730 Fifth Ave., 20th Floor, New York, NY 10019	77,457,868	23.2%
Capital World Investors(3) 333 South Hope Street, Los Angeles, CA 90071	22,076,572	6.6%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	21,478,057	6.4%
The Vanguard Group(5) 100 Vanguard Blvd., Malvern, PA 19355	20,554,616	6.2%

(1)	All percentages are based on 333,617,879 shares outstanding as of April 1 , 2020.

(2)	Information is based on a Schedule 13D/A filed with the SEC on November 8, 2019. Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that are recordholders of our outstanding shares (collectively, the “Access Recordholders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members, and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any shares owned by the Access Recordholders.

(3)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2020 by Capital World Investors reporting beneficial ownership of the Company’s stock as of December 31, 2019. The shareholder reports sole voting power and sole dispositive power with respect to 22,076,572 shares.

(4)	Information is based on a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. reporting beneficial ownership of the Company’s stock as of December 31, 2019, on behalf of its direct and indirect subsidiaries including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The shareholder reports sole voting power with respect to 18,758,698 shares and sole dispositive power with respect to 21,478,057 shares.

(5)	Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group reporting beneficial ownership of the Company’s stock as of December 31, 2019, on behalf of its direct and indirect subsidiaries including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The shareholder reports sole voting power with respect to 388,904 shares and sole dispositive power with respect to 20,118,533 shares.

    LYONDELLBASELL 2020 PROXY STATEMENT    27

BENEFICIAL OWNERSHIP

Information relating to the beneficial ownership of our shares by each director, director nominee, and executive officer named in the Summary Compensation Table is included below, as is information with respect to all of these individuals and all other executive officers of the Company, as a group. Shares are considered to be beneficially owned by a person if he or she, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of April 1 , 2020. The individuals set forth in the table below, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of April 1 , 2020.

	Number of		Stock Options Exercisable Within 60 days
Name	Shares	RSus(1)
Jacques Aigrain	9,483	4,199	–
Lincoln Benet	3,766	2,197	–
Jagjeet Bindra(2)	17,532	2,197	–
Robin Buchanan	42,444	2,197	–
Stephen Cooper	28,063	2,197	–
Nance Dicciani	18,467	2,197	–
Claire Farley	11,401	2,197	–
Isabella Goren	8,474	2,197	–
Michael Hanley	1,369	2,197	–
Albert Manifold	–	2,290	–
Bob Patel (3)	270,826	–	686,003
Rudy van der Meer	15,671	2,197	–
Michael McMurray	–	–	–
Thomas Aebischer	32,520	–	125,011
Dan Coombs	21,396	–	69,476
Ken Lane	3,793	–	–
Torkel Rhenman	8,000	–	–
ALL DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (23 PERSONS)	560,427	26,262	996,688
(1)	Represents RSUs (each equivalent to a share of LyondellBasell stock) that will vest within 60 days.
(2)	Includes 9,200 shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(3)	Includes 202,721 shares held in family trusts. Mr. Patel disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

    LYONDELLBASELL 2020 PROXY STATEMENT    28

ITEM 2	DISCHARGE OF DIRECTORS FROM LIABILITY

The Board recommends that you vote FOR the discharge of our directors from liability for the performance of their duties in 2019.

Under Dutch law, shareholders may discharge the Company’s Board of Directors from liability in connection with the exercise of duties during the most recently completed fiscal year. The discharge does not affect any potential liability under the laws of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders. It is proposed that shareholders resolve to discharge the Company’s executive and non-executive directors in office in 2019 from liability in connection with the exercise of their respective duties during the year.

ITEM 3	ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

The Board recommends that you vote FOR the adoption of our 2019 Dutch statutory annual accounts.

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2019, as required under Dutch law and our Articles of Association. Our Dutch statutory annual accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. A copy of the 2019 Dutch statutory annual accounts can be accessed through our website at www.LyondellBasell.com by clicking “Investors,” then “Company Reports,” and may be obtained free of charge by request to our Corporate Secretary at corporatesecretary@lyb.com or LyondellBasell Industries, 4th Floor, One Vine Street, London W1J 0AH, United Kingdom, Attention: Corporate Secretary.

ITEM 4	APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS

The Board recommends that you vote FOR the appointment of PricewaterhouseCoopers Accountants N.V. (“PwC N.V.”) as the auditor of our 2020 Dutch statutory annual accounts.

The Board has selected PwC N.V. to serve as the auditor of our Dutch statutory annual accounts to be prepared in accordance with IFRS for the year ending December 31, 2020, and, in accordance with our Articles of Association, we are requesting that shareholders appoint PwC N.V. as auditor of such annual accounts. PwC N.V. has acted as the auditor of our Dutch statutory annual accounts since 2010. Representatives of PwC N.V. will be present at the Annual Meeting either in person or by joining the webcast and may be questioned by shareholders in relation to PwC N.V.’s report on the fairness of the financial statements.

    LYONDELLBASELL 2020 PROXY STATEMENT    29

ITEM 5	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2020.

The Board has selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2020. PwC has acted as our independent registered public accounting firm since 2010. The Audit Committee, which annually recommends selection of the Company’s independent accountants, reviews PwC’s performance and independence on an ongoing basis and believes the continued retention of PwC as the Company’s independent registered public accounting firm for 2020 is in the best interest of the Company and its stakeholders.

Although shareholder ratification of the selection of PwC is not required, our Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection of PwC, it will be considered as notice to the Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may recommend that the Board select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders.

Representatives of PwC are not expected to attend the Annual Meeting; however, representatives of PwC N.V., the auditor of the Company’s Dutch statutory annual accounts, will be present at the Annual Meeting either in person or by joining the webcast and will have the opportunity to respond to appropriate shareholder questions and make a statement if they desire to do so.

PROFESSIONAL SERVICES FEE INFORMATION

Fees for professional services provided by PwC in each of the last two fiscal years, in each of the following categories, were as follows:

(in millions)	2019	2018
Audit Fees	$10.4	$9.3
Audit-Related Fees	0.4	0.6
Tax Fees	0.8	1.2
All Other Fees	–	–
TOTAL	$11.6	$11.1

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements, including comfort letters, statutory audits, attest services, and consents.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of its audit or review of the Company’s financial statements and are not reported as audit fees herein. This category includes fees related to audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting, or regulatory reporting requirements; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by regulatory or standard-setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. Each year, the Audit Committee discusses the scope of the audit plan with PwC and all audit and audit-related services, tax services, and other services for the upcoming fiscal year are provided to the Audit Committee for pre-approval. The services, which may be provided in the upcoming twelve-month period, are grouped into significant categories substantially in the format shown above.

The Audit Committee is updated on the status of all PwC services and related fees on a periodic basis or more frequently as matters warrant. In 2019 and 2018, the Audit Committee pre-approved all audit, audit-related, tax and other services performed by PwC.

As set forth in the Audit Committee Report below, the Audit Committee has considered whether the provision of non-audit services by PwC is compatible with maintaining auditor independence and has determined in the affirmative with respect to the services provided in 2019.

    LYONDELLBASELL 2020 PROXY STATEMENT    30

AUDIT COMMITTEE REPORT

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), and to select the Company’s independent auditor for ratification by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles, and internal controls. The Company’s independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2019 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019. In addition, the Audit Committee has taken the following steps in making its recommendation that the Company’s financial statements be included in the Annual Report:

First, the Audit Committee discussed with PwC those matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard 1301 Communications with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

Second, the Audit Committee discussed with PwC its independence and received from PwC the written disclosures and the letter concerning PwC’s communications with the Audit Committee concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether, and concluded that, PwC’s provision of other non-audit services to the Company is compatible with the auditor’s independence.

Third, the Audit Committee met periodically with members of management, the head of the Company’s internal audit department, and PwC to review and discuss internal control over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2019, as well as PwC’s report regarding the effectiveness of internal control over financial reporting.

Finally, the Audit Committee reviewed and discussed with the Company’s management and PwC the Company’s audited financial statements as of and for the year ended December 31, 2019, including the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments, and the clarity of the disclosure.

The Audit Committee also discussed with the head of the Company’s internal audit department and PwC the overall scope and plans of their respective audits. The Audit Committee meets periodically with both the head of the internal audit department and PwC, with and without management present, to discuss the results of their examinations and their respective evaluations of the Company’s internal control over financial reporting.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by Company management and by PwC as the Company’s independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s financial statements be included in the Annual Report. The Audit Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2020.

The Audit Committee

Michael Hanley, Chair

Jagjeet Bindra

Bella Goren

Albert Manifold

LYONDELLBASELL 2020 PROXY STATEMENT 31

ITEM 6	ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

We believe that LyondellBasell’s executive compensation program supports our executive compensation philosophy and goals, drives performance, encourages an appropriate sensitivity to risk, and increases shareholder value. Our philosophy, which is set by the Compensation Committee, is intended to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain high-caliber executives who are crucial to our long-term success.

A significant portion of the total compensation opportunity for each of our executives is directly tied to the Company’s progress against our strategic and operating goals.

We implement our philosophy and achieve our program goals by following certain key principles, including:

positioning total direct compensation and each individual element of executive compensation near the median of our peer group companies, with consideration given to the relative complexity of comparable executive roles;

aligning short-term incentive awards with annual operating, financial, and strategic objectives, while taking into account the realities of a cyclical industry and rewarding differential performance rather than favorable or unfavorable market circumstances; and

rewarding absolute and relative performance over time through long-term equity incentive awards.

RESULTS OF LAST YEAR’S SAY-ON-PAY VOTE

Our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by more than 94% of votes cast at the 2019 annual general meeting of shareholders. Our Compensation Committee and Board believe this level of approval of our executive compensation program demonstrates our shareholders’ strong support of our compensation philosophy and goals and the decisions made by the Compensation Committee in 2018 and early 2019. They also believe the consistently high level of shareholder support for our executive compensation is a result of our Compensation Committee’s commitment to compensating our executives in a manner that ensures a strong link between pay and performance and is reflective of our philosophy and goals, market best practices, and strong shareholder engagement.

PAY FOR PERFORMANCE IN 2019

The Compensation Committee believes that the compensation of our Named Executive Officers for 2019 is reasonable and appropriate, is supported by the Company’s performance, and works to ensure management’s interests align with increasing shareholder value. The Board requests that you consider the structure of our executive compensation program in connection with our 2019 performance, which is more fully discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement that follows. The CD&A explains how we implement our compensation philosophy and goals and how we apply these principles to our compensation program.

2020 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are requesting that shareholders vote on an advisory basis to approve the compensation of our Named Executive Officers in 2019, as described in this proxy statement. Shareholders have the opportunity to share their opinion regarding our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s proxy statement for the 2020 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure.”

Although the advisory vote is non-binding, the Board values our shareholders’ opinions. The Compensation Committee will review the results of the vote and consider shareholders’ input when considering future decisions regarding our executive compensation programs. If you have concerns relating to our executive compensation programs, we encourage you to contact us. A vote against this proposal will not provide the Compensation Committee with information about shareholders’ specific concerns.

The Company provides for annual say-on-pay votes, and accordingly the next say-on-pay vote will occur at our 2021 annual general meeting of shareholders.

LYONDELLBASELL 2020 PROXY STATEMENT 32

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the decisions made concerning the compensation of the Company’s Named Executive Officers (“NEOs”) for fiscal year 2019. It also describes the Company’s compensation philosophy, our executive compensation program, the process our Compensation Committee followed, and the factors the Committee considered in determining the amount of compensation awarded. The NEOs for 2019 and their current positions are provided below.

BOB PATEL CHIEF EXECUTIVE OFFICER	MICHAEL MCMURRAY EVP AND CHIEF FINANCIAL OFFICER	DAN COOMBS EVP – GLOBAL MANUFACTURING, PROJECTS, AND REFINING	KEN LANE EVP – GLOBAL OLEFINS & POLYOLEFINS	TORKEL RHENMAN EVP – GLOBAL INTERMEDIATES & DERIVATIVES

In addition, Mr. Aebischer, our former EVP and Chief Financial Officer, retired from his position effective December 31, 2019 and is included as an NEO.

LYONDELLBASELL 2020 PROXY STATEMENT 33

EXECUTIVE SUMMARY

2019 Performance Highlights

In 2019, the Company and our industry faced significant headwinds and challenging market conditions. While our Technology business delivered its most profitable year in company history, margins within the Intermediates & Derivatives, Advanced Polymer Solutions, and both Olefins & Polyolefins segments were all impacted by slow industrial demand. While year-over-year 2019 performance exceeded many of our peers, overall financial performance fell short of our EBITDA expectations.

Notwithstanding these challenges, LyondellBasell generated $5 billion of cash from operating activities, executed on its capital allocation strategy, and delivered significant value to shareholders through dividends and share repurchases, including the completion of a successful equity tender offer in July 2019. In the second quarter of 2019, the Company increased the quarterly dividend by 5%, the eleventh such increase since the dividend program began in 2011. The Company also repurchased 42.7 million shares in 2019, resulting in combined dividends and share repurchases of $5.2 billion for the year.

LyondellBasell made significant advances in its commitment to sustainability in 2019. Specifically, we maintained top decile safety performance, co-founded the Alliance to End Plastic Waste, invested in joint ventures and partnerships that are developing sustainable circular products, and committed to achieving a 15% reduction in CO2 emissions per ton of product by 2030. The Company announced its entry into memoranda of understanding with Liaoning Bora Enterprise Group (for which definitive agreements were signed in 2020) and Sinopec to form two new joint ventures in China to support the rapidly growing Chinese market, and advanced our organic growth projects by completing construction of a new Hyperzone polyethylene plant in December 2019 and making significant progress on construction of the world’s largest PO/TBA plant.

The Company is committed to a strong pay-for-performance culture and, primarily as a result of EBITDA results, paid out annual bonuses for 2019 at only 69% of target. The Company’s performance share units (“PSUs”) for the three-year performance period ended December 31, 2019 also paid out below target at 50% since total shareholder return, while remaining positive, fell below the median when measured against the Company’s peers over the period. The performance metrics under the Company’s annual bonus program and PSUs are described below under “2019 Executive Compensation Decisions in Detail.”

LYONDELLBASELL 2020 PROXY STATEMENT 34

Key Compensation Practices

Our executive compensation practices support our pay for performance philosophy, align our executives’ interests with those of our shareholders, and reflect best governance without encouraging unnecessary risk-taking.

What We Do
Pay for performance. We tie a significant amount of compensation to our financial, business, and strategic goals.
Emphasize long-term performance. We balance long-term and short-term incentives and use long-term equity incentive awards, including PSUs, RSUs, and stock options, to reward sustained long-term performance.
Double-trigger vesting. We provide for “double-trigger” vesting in connection with any change-in-control event.
Clawbacks. We have adopted strong clawbacks so we can recover performance-based compensation in certain circumstances.
Share ownership guidelines. We restrict our executives’ and directors’ ability to sell shares unless they first meet robust share ownership guidelines.
Independent compensation consultant. We engage an independent consultant to advise on executive compensation matters, and our independent Compensation Committee meets regularly with the consultant in executive session.
Annual say-on-pay. We hold an annual say-on-pay advisory vote.

What We Don’t Do
Excise tax gross-ups. We do not provide for excise tax gross-ups in connection with change-in-control events or terminations.
Hedging or pledging. We do not allow our officers and directors to hedge or pledge our stock.
Guaranteed bonuses. We do not pay guaranteed or multi-year bonuses.
Automatic compensation increases. We do not automatically increase executive base salaries each year or make lock-step changes in compensation based on peer group compensation levels or metrics.
Reprice or exchange underwater options. We do not permit option repricing or the buyout of underwater options without shareholder approval.

Say-on-Pay and Shareholder Outreach

Our executive compensation program has received substantial and consistent shareholder support over the past several years. At the 2019 annual general meeting of shareholders, more than 94% of votes were cast in favor of our executive compensation program. Our Compensation Committee and Board believe that this consistent high level of support from our shareholders is a result of our commitment to ensuring that our executives are compensated in a manner that provides a strong link between pay and performance.

The Compensation Committee and Board value our shareholders’ insights and are committed to ongoing, regular dialogue with shareholders regarding executive compensation, among other matters. We consider shareholder feedback, evolving business needs, and our desire to maintain a strong link between executive pay and performance when evaluating our compensation program. To enhance transparency, we have provided additional disclosure in this proxy statement regarding how we measure attainment of Company performance metrics under our compensation programs. In particular, we explain the market adjustments that are a part of our annual bonus program (referred to as our short-term incentive, or STI, program).

LYONDELLBASELL 2020 PROXY STATEMENT 35

CEO Performance and Compensation Decisions

In recognition of the central role our CEO, Mr. Patel, plays in shaping and executing on the Company’s strategy, the CEO’s overall performance is measured by considering the performance of the Company, as a whole, with respect to its financial, operational, and strategic goals. To assess Mr. Patel’s overall performance, the Compensation Committee considered the Company’s 2019 performance in the following areas:

Significant progress in talent management and strengthening the leadership team, including the hiring or promotion of seven new individuals to the executive leadership team and the establishment of development academies and training programs to support employees with senior management and leadership team potential;
Successful execution on the Company’s inorganic growth strategy, including significant progress on integration of A. Schulman businesses and the announcement of two new joint ventures in China, as well as disciplined evaluation of, and decisions not to proceed with, other acquisition opportunities;
Advancement of the Company’s sustainability initiatives and commitments;
Progress on capital allocation and toward the Company’s optimal balance sheet, while returning significant capital to shareholders through increasing dividends and share repurchases, including completion of the July 2019 tender offer;
Continued cost discipline across the Company; and
Challenges in global projects performance, including construction cost and schedule overruns, despite meaningful improvement in turnaround performance.

In consideration of the Company’s achievements and financial results in 2019, including EBITDA that fell below the Company’s adjusted budget for the year, Mr. Patel was paid an annual bonus of $1,600,000 under the Company’s STI program. This payout reflects Company performance at 69% of target (as described in detail on pages 41-42) as well as a discretionary downward adjustment to Mr. Patel’s STI award largely due to the challenges with global projects performance. Mr. Patel received long-term incentive awards consisting of PSUs, RSUs, and stock options with an aggregate grant date value of $12,312,500.

Additional Compensation Committee Actions in 2019

Our Compensation Committee determines the compensation of our NEOs and is responsible for the design of our executive compensation programs. Annually, the Compensation Committee’s independent compensation consultant provides a review of executive compensation trends and best practices, as well as regulatory updates that may impact our executive compensation programs. This information is used to form decisions on executive compensation. In 2019, the Compensation Committee approved the following changes to our compensation programs.

REDUCED STI AWARD OPPORTUNITY

Based on a survey of the Company’s peers and input from management, the Compensation Committee modified the Company’s 2019 STI program to reduce the maximum possible payout from 300% to 200% and to remove the individual modifier for all employees. The Committee believes that the new payout formula, under which bonuses will be determined 75% based on Company performance and 25% based on individual performance, anchored to Company results, is more in line with the practices of our compensation peers and will provide the appropriate balance of incentives for employees, including the Company’s executives. See “2019 Executive Compensation Decisions in Detail—2019 Annual Bonus Payments” for more information.

EXPANDED CLAWBACK

The Compensation Committee approved an expanded clawback policy for the STI program, which provides the Compensation Committee discretion to recover STI compensation from any executive who engages in or benefits from misconduct, regardless of whether such misconduct affected the calculation of incentive compensation. See “Additional Information Concerning Executive Compensation—Clawbacks.”

LYONDELLBASELL 2020 PROXY STATEMENT 36

WHAT GUIDES OUR PROGRAM

Executive Compensation Philosophy

Our executive compensation program is designed to:
Take into account the realities of a cyclical, commodity industry and reward differential performance
Align the interests of management with those of our shareholders
Encourage both short-term and long-term results
Attract, retain, and incentivize the highest caliber team possible
Enable us to pay high achievers above-market median compensation based on individual performance, potential, and impact to the Company’s results
Recognize and maintain the Company’s market-leading position in HSE performance, costs, and business performance

Components of Executive Compensation

Our compensation program is structured to incorporate the following compensation components:

Component	Objective	Key Features	Performance-Based
Base Salaries	Provide a regular fixed income in recognition of job responsibilities	Determined when executives are hired or promoted into their position and reviewed annually	Individual performance is a key driver of any annual base salary adjustment. Increases are not guaranteed and must be approved by the Compensation Committee
Short-Term Incentives	Incentivize executives by aligning their compensation with key annual objectives and the results that are achieved	Target value of annual bonus is determined as a percentage of base salary. Executives earn from 0 to 200% of target based on Company results and individual performance	Payout is determined by the Compensation Committee based on corporate performance and achievement of individual goals
Long-Term Incentives	Encourage executives to increase shareholder value over the long term and support talent retention

Target value of LTI awards at grant is determined as either a percentage of base salary or, for the CEO, as a set target value

PSUs – three-year performance period, vest from 0 to 200% of target

RSUs – generally cliff vest after three years

Options – vest ratably over three years; expire ten years from grant; exercise price is fair market value at date of grant

Value of all LTI awards varies in relationship to changes in share price

PSUs pay out based on Company performance, as determined by the Compensation Committee. For PSUs granted since 2017 (including those vested on December 31, 2019), performance is based solely on TSR relative to peers

LYONDELLBASELL 2020 PROXY STATEMENT 37

Compensation Mix

Our executive compensation program emphasizes incentive-based and variable pay aligned with performance and shareholder value creation. The mix of compensation components for our NEOs is heavily weighted toward performance-based and variable compensation. Our CEO’s compensation package emphasizes performance-based and variable compensation even more than those of the other NEOs to reflect the fact that the CEO’s actions have the greatest influence on the Company’s overall performance. For 2019, the Total Target Direct Compensation (“TTDC”) of our NEOs was as follows:

The Decision-Making Process

The Compensation Committee oversees our executive compensation program, working closely with its independent consultant to ensure the effectiveness of the program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which can be found on our website at www.LyondellBasell.com by clicking on “Investors,” then “Corporate Governance,” then “Board of Directors.”

THE ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprising solely independent directors, is responsible for determining the compensation of our executives (including the NEOs) and designing our executive compensation program. With input from the Committee’s independent compensation consultant, the Committee annually conducts a comprehensive analysis and assessment of our executive compensation program, including an evaluation of each component of target compensation for our executive officers, and approves TTDC for the coming year. The Committee also approves performance metrics and target performance levels for the Company’s STI program and performance-based equity grants, after receiving input from management and from the HSE&O Committee regarding the design and payout for annual HSE performance metrics. Members of the Board review and provide input on the Compensation Committee’s decisions relating to the compensation of our executive officers.

THE ROLE OF THE CEO

Each year, Mr. Patel presents the Compensation Committee with recommendations regarding the compensation of each of the other executive officers (including the other NEOs). These recommendations are based on his assessment of each executive’s performance, the performance of the executive’s business unit or function, benchmark information, and retention risk. Mr. Patel also provides input on the overall executive compensation program design. The Committee reviews Mr. Patel’s recommendations and makes adjustments as it deems appropriate. Mr. Patel does not have any role in the Committee’s determination of his own compensation.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant to provide advice regarding executive compensation matters. As required by SEC rules, the Committee engaged Pearl Meyer after assessing the firm’s independence and determining that the engagement of Pearl Meyer did not raise any conflict of interest or other concerns.

The services provided by Pearl Meyer generally include advising on the design of our executive compensation program and evolving industry practices, providing market data and analysis regarding the competitiveness of our executive compensation program, and evaluating proposed compensation decisions and program updates. Additionally, Pearl Meyer attends regularly-scheduled meetings of the Compensation Committee and telephone conferences with members of the Committee or its Chair throughout the year to assist with the review and discussion of executive compensation matters.

LYONDELLBASELL 2020 PROXY STATEMENT 38

Competitive Positioning and Our Peer Group

Annually, the Compensation Committee reviews the TTDC for each of our executive officers, which includes base salaries, target bonuses, and the grant date value of long-term incentive awards. The Committee strives to set our NEOs’ TTDC and each individual component of executive compensation near the median compensation levels of our peer group companies. A large portion of the TTDC opportunity for our NEOs is directly tied to the achievement of financial and operational metrics that measure our performance in both absolute terms and relative to peers.

The Committee reviews publicly available financial and compensation information reported by our peer group companies (described below) and general survey data. The survey data used to inform the Committee’s 2019 compensation decisions was collected from the 2018 Willis Towers Watson Executive Compensation Database. This survey data reflects a combination of general industry and chemical industry compensation for executives with responsibilities similar to those of our executives.

The Committee reviews the peer group and survey data to determine the median compensation for each executive’s position and then sets each executive’s base salary and compensation targets for the current year. This generally involves establishing an annual bonus target and the value of LTI awards as a percentage of base salary, other than for our CEO, whose LTI target value for 2019 equity grants was a fixed amount. Median compensation is used as a reference point for pay recommendations. Actual pay and targets vary from median based on the executive’s industry experience; experience and performance in his or her role and at the Company; value of the role to the Company; internal pay parity among our executives; and any other factors the Committee deems relevant.

The compensation peer group is also used more generally when the Committee reviews our compensation program design, including the types of compensation awarded and the terms and conditions of compensation components.

OUR 2019 PEER GROUP

The Compensation Committee conducts an annual review of the Company’s executive compensation peer group to determine if any changes are necessary. In choosing our peers, the Committee considers companies that operate in similar industries with comparable cost structures, have similar business models and global reach, and have comparable revenues and market capitalization to the Company’s.

2019 COMPENSATION PEER GROUP COMPANIES

3M Andeavor Caterpillar	Cummins Deere & Co. DowDuPont Honeywell	International Paper Johnson Controls Marathon Petroleum Monsanto	Phillips 66 PPG Industries Valero

For 2019, the only adjustments made to our peer group reflect acquisition activity by our peers during the prior year. Excluding Andeavor and Monsanto which were acquired during 2019, the peer group reported 2019 revenue that ranged from approximately $14 billion to $124 billion, with a median revenue of approximately $38 billion. In comparison, the Company’s 2019 revenue was approximately $35 billion.

2019 EXECUTIVE COMPENSATION DECISIONS IN DETAIL

The compensation of our executive officers, including our NEOs, is reviewed and approved by the Compensation Committee at the time of each executive’s hiring or promotion and annually during a regularly scheduled meeting held in February of each year. Decisions are made based on the Company’s and each executive’s performance in the prior year, other than with respect to PSU payouts, for which decisions are based on Company performance over a three-year period.

February 2019 compensation decisions include the approval of 2019 base salaries; target values, criteria and metrics for the 2019 annual bonuses to be paid in 2020; and 2019 grants of annual long-term incentive awards, including PSUs, RSUs and stock options, as described on pages 44-45. In February 2020, the Committee approved payout of 2019 annual bonuses and the percentage earned for the PSUs granted in 2017 with a performance period that ended December 31, 2019.

2019 Base Salaries

The table below shows the base salaries for our NEOs in 2018 and 2019. Salaries for Mr. McMurray, Mr. Lane, and Mr. Rhenman, who joined the Company in 2019, were negotiated as part of each executive’s employment offer and overall compensation package based on the role the executive was assuming, the length and quality of the executive’s experience before joining the Company, market competition for talent, and other factors.

LYONDELLBASELL 2020 PROXY STATEMENT 39

Salary changes for continuing executives are generally approved at the Compensation Committee’s February meeting and effective on April 1, with the exception of Mr. Patel, whose salary change, if any, is effective from January 1 in accordance with his employment agreement. The Committee reviews market data and considers internal pay parity when making its decisions. The Committee also considers each executive’s performance during the prior year, any changes in responsibilities, and the executive’s time in his or her role. The 2019 salary increase for Mr. Aebischer, effective April 1, 2019, was intended to bring his base salary more in line with the salaries of similarly positioned executives in the Company’s peer group and closer to the median of market generally.

Name	2018 Base Salary	2019 Base Salary	Increase
Bob Patel	$1,575,000	$1,575,000	0.0%
Michael McMurray	N/A	$800,000	N/A
Thomas Aebischer	$769,153	$796,073	3.5%
Dan Coombs	$686,400	$686,400	0.0%
Ken Lane	N/A	$750,000	N/A
Torkel Rhenman	N/A	$750,000	N/A

2019 Annual Bonus Payments

The Company’s annual bonus program rewards participants for achieving the Company’s annual objectives. Under this short-term incentive, or STI, program, the Compensation Committee establishes metrics and target performance levels and sets a target bonus, determined as a percentage of base salary, for each executive. In 2019, our NEOs’ target bonuses were as follows:

Name	2019 Target Bonus (% of salary)
Bob Patel	160%
Michael McMurray(1)	N/A
Thomas Aebischer	90%
Dan Coombs	90%
Ken Lane	85%
Torkel Rhenman(2)	90%

(1)	Mr. McMurray did not receive a 2019 STI award as he joined the Company in November 2019. His target bonus for 2020 will be 90% of base salary.
(2)	Mr. Rhenman received a pro-rated 2019 STI award as a result of his partial year of service with the Company beginning in July 2019.

The amount of target bonus earned depends on the Compensation Committee’s determination of Company and individual performance under each of the STI program metrics. STI awards for 2019 were calculated as follows:

ANNUAL BONUS CALCULATION

(1)	Mr. Patel’s STI payout is based entirely on Company performance. There is no individual performance component.
(2)	Overall payout under the STI program will not exceed 200% of an individual’s target bonus.

LYONDELLBASELL 2020 PROXY STATEMENT 40

COMPANY PERFORMANCE – PAYOUT AT 69% OF TARGET

Payout for the Company performance component of the STI award is based on achievement of target performance levels for three metrics: business results, HSE performance, and costs, weighted as described below.

(1)	Payout for the TRIR component of HSE performance was reduced to 70% due to the occurrence of two fatalities at legacy A. Schulman sites.

BUSINESS RESULTS (60%)

WHY EBITDA?
We believe that EBITDA is the financial measure that best enables shareholders to gauge our profitability and assess our business results. We determine performance under this metric by comparing EBITDA to our annual EBITDA budget, after making certain non-discretionary adjustments at the end of the year to account for market tailwinds and headwinds. Our aim is to ensure that our compensation rewards differential rather than circumstantial performance. These adjustments are reviewed in detail with, and approved by, the Compensation Committee to ensure they are rigorous and support the alignment of pay and performance.

The Compensation Committee considers the Company’s EBITDA relative to the adjusted EBITDA budget. Payout at 27% of target was based on 2019 EBITDA that fell below the Company’s adjusted EBITDA budget for the year by 7.3%.

EBITDA Budget Adjustments. Each year at its regularly scheduled November meeting, the Board reviews and approves the Company’s annual EBITDA budget for the coming year. After completion of the year, and in order to ensure that our executives are compensated on the basis of differential rather than circumstantial performance, the Company’s EBITDA budget may be adjusted in three primary ways. These adjustments can increase the EBITDA budget in an upcycle or lower the budget in a downturn, and are used as a tool to ensure the Committee pays for actual performance, not performance due to the volatility and cyclicality of the chemicals industry, which is heavily influenced by energy prices.

Specifically, these adjustments account for (i) differences between actual market margins or spreads and budget assumptions, (ii) movements in foreign-exchange rates, the mark-to-market of certain assets (e.g., precious metals), and the same fixed cost exclusions taken into account when measuring the Company’s cost performance, and (iii) the budget impact of significant unanticipated events. All adjustments are reviewed and approved by the Compensation Committee and are subject to certain thresholds before an adjustment will be considered.

Adjustments for actual market margins or spreads are calculated using independent third-party sources whenever available, including IHS Markit (IHS) and Phillip Townsend Associates (PTAI). No market adjustments are made for businesses that do not have market references, including our Advanced Polymer Solutions (APS) and Technology segments, and in 2019 slow industrial demand and headwinds in the automotive market caused non-adjusted businesses such as APS to significantly underperform EBITDA budget assumptions. Similarly, while unfavorable margins customarily have a negative impact on realized sales volumes, no adjustments are made to the EBITDA budget to account for those impacts.

LYONDELLBASELL 2020 PROXY STATEMENT 41

The table below summarizes the approved adjustments, both positive and negative, to the Company’s 2019 EBITDA budget by segment, which collectively reduced the EBITDA budget by 15.4% (net). To avoid disclosing competitively-sensitive information, we do not provide specific details on market impacts.

Segment(s)	Description of EBITDA Budget Adjustments
Olefins & Polyolefins – Americas	Ethylene cash margin (IHS), polyethylene spread (PTAI), and polypropylene spread (PTAI)
Olefins & Polyolefins – Europe, Asia, International	Ethylene cash margin (IHS), polyethylene spread (PTAI), and polypropylene spread (PTAI)
Intermediates & Derivatives	U.S. methanol variable margin (IHS), styrene raw material margin (IHS), and EU MTBE raw material margin (IHS)
Refining	Maya 2-1-1 crack spread, net of RINs and co-product spread
All	Foreign-exchange rate impacts, mark-to-market adjustments, and fixed cost exclusions
Olefins & Polyolefins – Americas; Intermediates & Derivatives	Impact of unanticipated Venezuelan sanctions

NET EBITDA BUDGET IMPACT	15.4%

We define EBITDA as Income from continuing operations before interest expense (net), provision for (benefit from) income taxes and depreciation and amortization. For a reconciliation of EBITDA to net income for the year ended December 31, 2019, please refer to Appendix A. At the Compensation Committee’s discretion, the Company’s annual EBITDA results may be adjusted for the impact of certain extraordinary events during the year. For 2019, approved EBITDA adjustments included the impacts of the Intercontinental Terminals Company fire event in March 2019 and French transport strikes in December 2019, as well as lower of cost or market adjustments.

HSE PERFORMANCE (20%)

WHY HSE PERFORMANCE?
Operating in a safe, reliable manner protects our employees, our assets, and the communities in which we operate. We believe our focus on HSE performance is the right thing to do, and it helps contain costs of operations and avoid operational upsets and reputational harm.

The Compensation Committee primarily considers the Company’s performance in personal safety (70%) and process safety (30%) and has discretion to adjust the resulting payout to account for environmental incidents and extraordinary trends and circumstances. Personal safety is measured by the Company’s total recordable incident rate (“TRIR”), calculated as the number of injuries per 200,000 hours worked. Process safety is measured by the Company’s process safety incident rate (“PSIR”), which represents the number of Tier 1 incidents, as measured by the American Chemistry Council, per 200,000 hours worked. Due to the occurrence of two fatalities at legacy A. Schulman sites during 2019, payout for the personal safety component of HSE performance was capped at 80% and reduced by the Compensation Committee to 70% as recommended by management. This TRIR impact resulted in overall payout at 88% of target despite PSIR that matched the Company’s record performance in 2018 and a sharp reduction in environmental incidents. Absent fatalities, payout for the HSE performance component would have been 165%.

COSTS (20%)

WHY COSTS?
We believe maintaining controllable costs is vital to our success. We operate in an industry where a substantial portion of operating costs are market-driven and, in response, we drive a culture of cost discipline and strive to keep our fixed costs among the lowest in the industry.

The Compensation Committee considers the Company’s adjusted fixed costs as compared to our annual cost budget, adjusted downward by 1.5% for the impact of foreign exchange rates. 2019 adjustments to fixed costs (cumulative impact of approximately 0.7%), all of which were approved by the Compensation Committee and subject to de minimis thresholds, accounted for the positive and negative impacts of new lease accounting standards, true-up of current and prior year bonus payments, unbudgeted expenditures on strategic transaction activity, cost savings resulting from delayed corporate initiatives and capital projects, and unanticipated environmental reserve increases. Payout at 177% of target recognized that the Company’s strong commitment to cost discipline in 2019 resulted in adjusted fixed costs that were 2.3% below budget.

LYONDELLBASELL 2020 PROXY STATEMENT 42

INDIVIDUAL PERFORMANCE

Reduction of Maximum STI and Removal of Individual Modifier. For 2018 and prior years, payout under the Company’s STI program was determined based on Company results multiplied by an individual performance modifier that ranged from 0 to 1.5. In 2019, the Compensation Committee determined to reduce the maximum payout under the STI program from 300% to 200% of the executive’s target bonus, in line with market practices. The Committee also removed the individual modifier for all employees, including our executives, and moved to a model under which bonuses will be determined 75% based on Company performance and 25% based on individual performance, anchored to Company results.

The payouts awarded for the individual performance component of the NEOs’ STI award reflect their individual contributions to achieving successful Company performance, whether they met or exceeded expectations for their respective roles, and any other significant factors during the year, such as special projects, challenges, or other performance issues. Individual performance ratings range from 0 to 200%.

Name(1)	Individual Target Bonus	Company Performance Component					Individual Performance Component					STI Payout (as a % of salary)		STI Payout
Bob Patel(2)	160%	x	69%									=	N/A	$1,600,000
Thomas Aebischer	90%	x	[ (69%	x	75%)	+	(69%	x	100%	x	25%) ]	=	62%	$490,239
Dan Coombs	90%	x	[ (69%	x	75%)	+	(69%	x	90%	x	25%) ]	=	61%	$415,598
Ken Lane	85%	x	[ (69%	x	75%)	+	(69%	x	120%	x	25%) ]	=	60%	$461,869
Torkel Rhenman(3)	90%	x	[ (69%	x	75%)	+	(69%	x	130%	x	25%) ]	=	70%	$232,875

(1)	Mr. McMurray did not receive a 2019 STI award as he joined the Company in November 2019.
(2)	Mr. Patel’s 2019 STI award was adjusted lower at the discretion of the Compensation Committee. See additional information below.
(3)	Mr. Rhenman received a pro-rated 2019 STI award as a result of his partial year of service with the Company beginning in July 2019.

The Compensation Committee has determined that Mr. Patel’s payout under the STI program should be directly tied to, and determined by reference to, Company performance, which is described on page 36. There is no individual performance component to his annual STI award, however, for 2019 the Committee exercised its discretion to reduce his payout from 69% of target, or $1,738,000, to $1,600,000 due to certain challenges in global projects performance. The Committee’s evaluation of each other NEO’s individual performance is described below.

Mr. Aebischer’s individual performance rating of 100% was agreed in connection with his retirement.

Mr. Coombs’s individual performance rating of 90% is a result of continued challenges in global projects performance, including cost and schedule overruns, balanced by his leadership in achieving significantly improved turnaround performance for the Company and the successful start of commissioning of the Hyperzone plant in 2019.

Mr. Lane’s individual performance rating of 120% is based on his leadership of the global organization established to support the Company’s Olefins & Polyolefins – Americas and Olefins & Polyolefins – Europe, Asia, International segments during the second half of 2019, as well as the advancement of the Company’s planned joint venture with Liaoning Bora Enterprise Group through execution of a memorandum of understanding and progress negotiating definitive agreements.

Mr. Rhenman’s individual performance rating of 130% reflects his rapid and deep integration into his role leading the Company’s Intermediates & Derivatives segment, strong leadership of the business and delivery of differential results throughout a challenging fourth quarter, and progress toward formation of a joint venture with China Petroleum & Chemical Corporation (Sinopec), including the entry into a memorandum of understanding in December 2019.

LYONDELLBASELL 2020 PROXY STATEMENT 43

2019 Long-Term Incentives

2019 GRANTS OF AWARDS

The long-term incentive awards granted to the NEOs in 2019 included PSUs (50%), RSUs (25%), and stock options (25%). The allocation among these types of awards was determined by the Compensation Committee to be the most appropriate split between equity that is performance-based (PSUs) and time-based (RSUs and stock options).

Performance-based awards that pay out at 0 to 200% of target based on the Company’s total shareholder return (“TSR”) over a three-year period. PSUs only reward our executives if our shareholder return over the performance period compares favorably to that of our peers.
Time-based awards that cliff vest after three years. RSUs provide retention value and encourage executives to consider the Company’s long-term success, strengthening the alignment between their interests and those of our shareholders.
Time-based awards that are intended to direct executives’ focus toward increasing the market value of our shares. Options vest ratably over three years, expire ten years from the date of grant, and only provide value to the executive if there is an appreciation of our stock price over time.

The value of long-term incentive awards granted to the NEOs is determined as a percentage of base salary, except the award for our CEO, Mr. Patel, which was a fixed amount in 2019. The Compensation Committee reviews the target awards annually and recommends changes based on the executive’s time and experience in the position, changes in job responsibilities, and market data. At the February 2019 Compensation Committee meeting, it was determined that Mr. Patel would receive a modest increase in LTI target value. The LTI target values for Messrs. McMurray, Lane, and Rhenman were negotiated as part of each executive’s employment offer and determined based on each executive’s role and experience, internal parity, and the competitive marketplace.

Name	2018 Target (% of base salary)	Total Value of 2018 LTI Awards	2019 Target (% of base salary)	Total Value of 2019 LTI Awards
Bob Patel(1)	750%	11,812,500	N/A	$12,312,500
Michael McMurray(2)	N/A	—	N/A	—
Thomas Aebischer	310%	2,384,000	310%	$2,468,000
Dan Coombs(3)	310%	2,128,000	248%	$1,702,500
Ken Lane(4)	N/A	—	240%	$838,500
Torkel Rhenman(4)	N/A	—	260%	$935,000

(1)	For 2019, Mr. Patel’s LTI target value was established as an absolute value of $12,312,500 rather than as a percentage of base salary.
(2)	Mr. McMurray did not receive an annual LTI grant for 2019 and will receive his first annual grant in 2020 with a target of 310% of base salary. Mr. McMurray did receive a one-time sign-on RSU and stock option grant at the time of his employment, as described below.
(3)	Mr. Coombs’s 2019 LTI target value was adjusted to 80% of 2018 LTI target value as a result of his individual performance rating for 2018.
(4)	Mr. Lane and Mr. Rhenman each received a pro-rata award under the 2019 LTI program as a result of their partial year of service with the Company beginning July 15 and July 10, respectively. Each executive also received a one-time sign-on RSU grant as described below.

For a description of the vesting and forfeiture of LTI awards upon termination, please see “Potential Payments Upon Termination or Change in Control” at pages 56-58.

2019 GRANTS OF PSUs WITH A PERFORMANCE PERIOD ENDING DECEMBER 31, 2021 (50%)

One-half of the value of our NEOs’ annual equity award in 2019 was granted in the form of PSUs. (Mr. McMurray did not receive an annual grant of PSUs in 2019.) The number of units awarded was determined by dividing that dollar amount by the fair market value of our stock on the grant date. PSUs accrue dividend equivalents during the performance period, which will be converted to additional units using the closing stock price as of the end of the performance period on December 31, 2021. Each unit deemed earned on the basis of Company performance will pay out in one share of the Company’s common stock after the performance period concludes.

The number of 2019 PSUs earned will depend on the Company’s total shareholder return (“TSR”) over the performance period as compared to selected industry peers. We believe use of relative TSR as the metric for performance provides transparency for shareholders and our executives, rewards our executives if we out-perform our peers, and promotes executive accountability to and alignment with our shareholders. The Compensation Committee compares TSR for the entire three-year performance period, using a 20-day closing average stock price at the beginning and the end of the period and assuming all dividends are reinvested. As shown below, payout will range from 0 to 200%. There is no payout for negative TSR in the bottom half of the peer group or positive TSR in the bottom quartile of the peer group.

LYONDELLBASELL 2020 PROXY STATEMENT 44

PAYOUT BY COMPANY TSR RANK

	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Positive TSR	200%	200%	178%	156%	133%	111%	89%	67%	44%	22%	--	--	--	--
Negative TSR	100%	100%	83%	67%	50%	33%	17%	--	--	--	--	--	--	--

The companies that are used as comparators in determining our relative TSR performance (shown below) are the other thirteen companies in the S&P 500 Chemical Index at the time the PSUs were granted in February 20l9. The Compensation Committee has provided for adjustments to the peer group in the event of bankruptcies, acquisitions, or going-private transactions involving any of the peers during the performance period.

2019 PSUs - TSR PEER GROUP COMPANIES

Air Products & Chemicals Albemarle Corporation Celanese	CF Industries Holdings DowDuPont Eastman Chemical Ecolab	FMC Corporation International Flavors & Fragrances Linde	Mosaic PPG Industries Sherwin-Williams

2019 GRANTS OF RSUs (25%)

In 20l9, each of our NEOs (other than Mr. McMurray) received a number of RSUs calculated by dividing 25% of the dollar amount of his LTI target by the fair market value of the Company’s shares on the date of grant .The 20l9 RSU grants vest in full three years after the date of grant. Upon vesting, holders of RSUs receive one share of the Company’s common stock for each RSU. RSU holders also receive cash dividend equivalents on their units throughout the vesting period.

2019 GRANTS OF STOCK OPTIONS (25%)

The number of options granted to each NEO is determined by dividing 25% of the value of his annual LTI target by the Black-Scholes value of options for the Company as of the grant date. The options granted to the NEOs in 20l9 vest in three equal installments beginning on the first anniversary of the grant date, and expire ten years after the grant date. The exercise price of the options is the fair market value of the Company’s shares on the grant date.

EARNED PERCENTAGE FOR 2017 PSUs WITH A PERFORMANCE PERIOD ENDED DECEMBER 31, 2019

Each of our NEOs employed by the Company in 20l7 (Messrs. Patel, Aebischer, and Coombs) received a PSU award with a performance period that ended December 3l, 20l9. Payout of these PSUs is determined, as for the 20l9 PSUs, based on the Company’s relative TSR over the performance period. Specifically, the Compensation Committee compared our three-year TSR against that of our peers using a 20-day closing average stock price at the beginning and the end of the performance period and adjusting for dividends. At its meeting in February 2020, the Compensation Committee determined that 50% of target had been earned under the 20l7 PSUs, reflecting the fact that the Company’s TSR, while positive, fell in the bottom half of our peers.

PAYOUT BY COMPANY TSR RANK

	1	2	3	4	5	6	7	8	9	10	11	12
Positive TSR	200%	200%	175%	150%	125%	100%	75%	50%	25%	--	--	--
Negative TSR	100%	100%	80%	60%	40%	20%	--	--	--	--	--	--

The companies used as comparators in determining the Company’s relative TSR performance are shown below and represent the eleven companies that were included with LyondellBasell in the S&P 500 Chemicals Index at the time the PSUs were granted in February 20l7, adjusted to reflect the merger of Dow Chemical and E.I. du Pont de Nemuors into the combined company DowDuPont and the subsequent acquisitions of Praxair and Monsanto.

2017 PSUs - TSR PEER GROUP COMPANIES

Air Products & Chemicals Albemarle Corporation CF Industries DowDuPont	Eastman Chemical Ecolab FMC Corporation	International Flavors & Fragrances Mosaic PPG Industries Sherwin-Williams

LYONDELLBASELL 2020 PROXY STATEMENT   45

ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Share Ownership and Holding Requirements

The Company’s Share Ownership Guidelines require executives to achieve an ownership of Company shares that is valued at a percentage of their respective base salaries. Executives are expected to meet or exceed the guidelines within fIve years of their hiring or promotion into their role. They may not sell shares unless and until these ownership levels have been met and then only shares in excess of the required levels may be sold. Under the guidelines, shares beneficially owned and RSUs count towards meeting the ownership thresholds.

We determine compliance with our Share Ownership Guidelines annually in January. The number of shares held by each of our NEOs as a multiple of base salary as of January 15, 2020 is set forth below. Messrs. McMurray, Coombs, Lane, and Rhenman are still within the five-year transition period for attaining their required ownership. Mr. Aebischer is no longer subject to the Share Ownership Guidelines following his retirement on December 31, 2019.

Name	Required Ownership as a Multiple of Base Salary	Shares held as a Multiple of Base Salary	Complies or Within 5-Year Transition Period
Bob Patel	6x	17.3x
Michael McMurray	4x	2.5x
Dan Coombs	4x	3.7x
Ken Lane	3x	2.6x
Torkel Rhenman	3x	2.0x

Clawbacks

Under the Company’s clawback policy, the Compensation Committee can elect to recover annual bonus or equity compensation from any executive determined to have engaged in misconduct that increased the value of the compensation he or she received. In 2019, the Compensation Committee enhanced this policy to provide that annual bonus compensation may be recovered if an executive engages in misconduct, including any act or failure to act causing a violation of law, Company policies, or GAAP, whether or not such misconduct affected the calculation of such bonus compensation.

Hedging and Pledging Policies

All of our executive officers, including our NEOs, are subject to our Policy Prohibiting Insider Trading. Under this policy, executives may not purchase, sell or write options on LyondellBasell shares, engage in short sales, or participate in any other derivative or short-term purchase or sale transactions that would enable them to hedge the economic risk of their share ownership. Additionally, our executives are prohibited from pledging LyondellBasell shares as collateral for personal loans or other obligations, including holding shares in a brokerage margin account. These restrictions extend to executives’ immediate family members and certain related entities and are intended to keep our executives’ interests aligned with the long-term interests of the Company and our shareholders.

LYONDELLBASELL 2020 PROXY STATEMENT   46

NEO Appointments and Departures

In 2019, the Company’s new leadership team members include three of our NEOs: Michael McMurray, Executive Vice President and Chief Financial Officer; Ken Lane, Executive Vice President, Global Olefins and Polyolefins; and Torkel Rhenman, Executive Vice President, Global Intermediates and Derivatives. Pursuant to the terms of their respective offer letters, each newly hired NEO received a one-time cash payment, which must be repaid, in whole or in part, if the executive’s employment is terminated by the Company for cause or if he terminates his employment voluntarily within the first two years of his employment. Each executive also received a sign-on equity grant which vests in equal installments over a three-year period beginning on the first anniversary of the date of grant .The Company also paid or reimbursed reasonable expenses incurred as a result of each executive’s relocation to Houston, Texas.

Name	Start Date	Sign-on Cash Award(1)	Sign-on Equity Grant(2)	Relocation Expenses
Michael McMurray	November 5	$ 750,000	$ 3,750,000	$ 206,101
Ken Lane	July 15	$ 750,000	$ 1,450,000	$ 210,429
Torkel Rhenman	July 10	$ 350,000	$ 650,000	$ 206,101
(1)	Mr. McMurray’s cash payment must be repaid in full if there is a qualifying termination prior to the first anniversary of his date of employment, and 50% of the total payment must be repaid if there is a qualifying termination between the first and second anniversaries of his date of employment. Mr. Lane and Mr. Rhenman must repay their respective cash payments if there is a qualifying termination prior to the second anniversary of the executive’s date of employment.
(2)	Mr. McMurray’s equity grant was awarded 60% in RSUs and 40% in stock options. The equity grants to Mr. Lane and Mr. Rhenman were awarded in RSUs.

Mr. Aebischer, our former Executive Vice President and Chief Financial officer, retired from the Company on December 31, 2019. Pursuant to an employment transition agreement, Mr. Aebischer received a transition payment of $250,000 at the time of his retirement and is entitled to an additional $250,000 which has been and will continue to be paid in twelve equal monthly installments following his retirement so long as he complies with customary confidentiality, cooperation, non-competition, non-solicitation and non-disparagement obligations. Upon his retirement, Mr. Aebischer’s unvested equity awards vested pro rata on the terms described under “Potential Payments Upon Termination or Change in Control-Retirement” at page 57.

Perquisites and Other Benefits

Our NEOs receive the same benefits generally provided to all of our employees, which include vacation allowances, Company matching under our 401(k) plan, Company contributions to our defined benefit pension plan, and health and welfare benefits. The perquisites received by our executives that are not offered to all employees include:

Annual executive physical
Financial,tax, and estate planning -The Company will reimburse up to $15,000 of expenses.
Matching under the U.S. Deferral Plan- The Company makes contributions to the U.S. Deferral Plan for amounts that exceed the IRS base salary limits on matching under our 401(k) plan and contributions to our defined benefit pension plan. The value of the contributions is 11% for all base salary compensation in excess of the IRS limits.

From time to time, the Company provides other benefits to our executives that are intended for business purposes, including tax equalization payments, limited personal use of Company aircraft or payment for spouse travel, relocation benefits, and the payment of business club memberships or dues.

Tax equalization payments are designed to make executives whole if they incur income tax in jurisdictions other than their country and/or state of residence. For example, executives may travel to other jurisdictions on Company business and may be taxed based on days worked in those jurisdictions. If, and only to the extent, those additional taxes cannot be offset against the executive’s regular income tax liability (such as in the form of credits), the Company will reimburse an amount sufficient to make the executive’s tax liability equal to the full income tax for his jurisdiction of residence only.

The primary use of Company aircraft is for business purposes and must be authorized by our CEO. From time to time and with CEO approval, spouses, family members or personal guests may accompany our executive officers on Company aircraft. The Company may also pay or reimburse the cost of occasional spouse travel related to business trips. When approved travel of a family member or guest is imputed as income to the executive officer, we reimburse the additional income tax incurred.

Taxes

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation paid to certain executives, including our CEO, CFO, and our three other most highly compensated officers, to $1 million annually. Prior to adoption of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), the deduction limit did not apply to certain performance-based compensation. We historically took Section 162(m) and the deductibility of compensation, among other factors, into consideration in structuring our annual bonuses and long-term incentive awards (other than our RSUs) so that they would qualify as performance-based compensation and these amounts would be fully deductible for income tax purposes. Given the changes made by the TCJA, annual bonuses and long-term incentive awards granted by the Company are no longer exempt from the $1 million deduction limit.

The Compensation Committee will continue to consider tax implications (including the lack of deductibility under section 162(m)) among other relevant factors in designing and implementing our executive compensation programs. We will continue to monitor taxation, applicable incentives, standard practice in our industry, and other factors and adjust our executive compensation programs as needed.

LYONDELLBASELL 2020 PROXY STATEMENT   47

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Nance Dicciani, Chair
Robin Buchanan
Claire Farley
Bella Goren

LYONDELLBASELL 2020 PROXY STATEMENT   48

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information with respect to the compensation of our NEOs for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary(5) ($)	Bonus(6) ($)	Stock Awards(7) ($)	Option Awards(8) ($)	Non-Equity Incentive Plan Compensation(9) ($)	Change in Pension Value(10) ($)	All Other Compensation(11) ($)	Total ($)
Bob Patel Chief Executive Officer	2019	1,575,000	—	9,234,533	3,078,125	1,600,000	20,332	435,323	15,943,313
	2018	1,573,558	—	8,859,526	2,953,136	4,536,001	13,212	271,364	18,206,797
	2017	1,497,596	—	8,437,663	2,812,521	4,435,200	20,731	385,660	17,589,372
Michael McMurray(1) Executive Vice President and Chief Financial Officer	2019	104,615	750,000	2,250,026	1,500,003	—	4,751	211,639	4,821,034
Thomas Aebischer(2) Former Executive Vice President and Chief Financial Officer	2019	788,825	—	1,850,978	616,962	490,239	14,922	286,890	4,048,816
	2018	763,122	—	1,788,421	596,112	1,360,787	13,208	93,416	4,615,066
	2017	726,023	—	1,736,269	578,737	880,768	12,736	77,566	4,012,099
Dan Coombs Executive Vice President Global Manufacturing, Projects, and Refining	2019	686,400	—	1,276,790	425,569	415,598	16,395	80,877	2,901,629
	2018	679,292	—	1,763,003	531,973	881,138	14,596	79,057	3,949,060
	2017	643,846	—	1,485,079	495,011	941,097	14,601	70,905	3,650,539
Ken Lane(3) Executive Vice President Global Olefins & Polyolefins	2019	331,731	750,000	2,078,897	209,595	461,869	12,405	238,826	4,083,323
Torkel Rhenman(4) Executive Vice President Intermediates and Derivatives	2019	340,385	350,000	1,351,322	233,745	240,053	13,010	236,838	2,765,353
(1)	Mr. McMurray joined the Company on November 5, 2019.
(2)	Mr. Aebischer retired effective December 31, 2019.
(3)	Mr. Lane joined the Company on July 15, 2019.
(4)	Mr. Rhenman joined the Company on July 10, 2019.
(5)	Mr. Patel’s employment agreement provides that he receives an annual base salary of no less than $1,500,000.
(6)	Represents cash sign-on bonuses paid in connection with the appointments of Mr. McMurray, Mr. Lane, and Mr. Rhenman.
(7)	Stock awards granted to NEOs in 2019 include RSUs and PSUs. The RSUs are granted under the LyondellBasell Industries Long Term Incentive Plan (the “LTIP”) and entitle the recipient to an equal number of shares of the Company’s stock when the RSUs vest on the third anniversary of the date of grant. RSUs receive cash dividend equivalents at the same time dividends are paid on the Company’s stock. Amounts included in the table are the aggregate grant date fair values of the awards calculated in accordance with ASC 718. The PSUs are also granted under the LTIP. The PSUs entitle the recipient to a number of shares of the Company’s common stock equal to the number of units, multiplied by an earned percentage that can range from 0 to 200% of the targeted number of units based on Company performance. The PSUs accrue dividend equivalents during the performance period in the form of additional units. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”) for a discussion of the calculation of the fair value of the awards.

Annual grants of RSUs and PSUs are made at the first regularly scheduled Compensation Committee meeting of the calendar year. Pursuant to his employment agreement, Mr. Patel is eligible to receive annual equity awards, including RSUs, PSUs and stock options as discussed under footnote 8 below, with an aggregate value of no less than 750% of his base salary. In July 2019, at the time of their respective hirings, Mr. Lane and Mr. Rhenman each received a pro-rata annual grant of RSUs, PSUs, and stock options, as well as a one-time sign-on award of RSUs. Mr. McMurray did not receive an annual equity grant for 2019, but did receive a one-time sign-on grant of RSUs and stock options. The following is the aggregate grant date fair value of the PSUs granted in 2019 if we assumed the maximum amounts (200% of target) will be earned: Bob Patel - $12,312,651; Thomas Aebischer - $2,467,911; Dan Coombs - $1,702,386; Ken Lane - $838,361; Torkel Rhenman - $935,061.

LYONDELLBASELL 2020 PROXY STATEMENT   49

(8)	Stock options are also granted under the LTIP and annual awards are made at the first regularly scheduled Compensation Committee meeting of the calendar year. Mr. Lane and Mr. Rhenman received their pro-rata stock option grants in July 2019. Mr. McMurray did not receive an annual stock option grant for 2019 but did receive a one-time sign-on grant in November 2019. The stock options vest ratably over a three-year period beginning with the first anniversary of the date of grant and expire after ten years. The amounts shown are the fair values of the stock options on the date of grant, in accordance with ASC 718. The fair values of stock options were calculated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions,the fair values calculated are not necessarily indicative of the actual values of the stock options.

The assumptions used for the annual grants to Messrs. Patel, Aebischer, and Coombs were: a dividend yield of 4%; a risk-free interest rate of 2.551%; an expected life of 6 years; and stock price volatility of 27.45%. The assumptions used for the November grant to Mr. McMurray were: a dividend yield of 5%; a risk-free interest rate of 1.709%; an expected life of 6 years; and stock price volatility of 28.11%. The assumptions used for the July grants to Mr. Lane and Mr. Rhenman were: a dividend yield of 4%; a risk-free interest rate of 1.901%; an expected life of 6 years; and stock price volatility of 27.22%. See Note 17 to the Company’s Consolidated Financial Statements in the 2019 Annual Report for a discussion of the calculation of the fair value of the awards.

(9)	Amounts of Non-Equity Incentive Plan Compensation in 2019 are the annual bonuses paid out in March 2020 for performance during 2019. Mr. Patel’s employment agreement provides that he will be eligible for an annual bonus with a target amount of no less than 160% of his base salary. Mr. McMurray did not receive an annual bonus for 2019 as he joined the Company in November. However, he received a sign-on cash payment in the amount of $750,000, paid in January 2020, as reflected under the “Bonus” column of the Summary Compensation Table. Mr. Lane was paid his annual bonus based on annual salary, without pro-ration. Mr. Rhenman was paid a pro-rated annual bonus based on his partial year of service.
(10)	Amounts include increases during 2019 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the “Pension Benefits” table on page 55 for more information.
(11)	Amounts included in “All Other Compensation” for 2019 in the table above include the following (amounts in dollars):

Name	Matching 401(k) and Pension Contributions(a) ($)	Matching Deferral Plan Contributions(b) ($)	Tax Reimbursements(c) ($)	Personal Use of Aircraft(d) ($)	Relocation Expenses(e) ($)	Other(f) ($)	Total ($)
Bob Patel(g)	16,800	142,450	224,113	29,310	—	22,650	435,323
Michael McMurray	5,538	—	—	—	206,101	—	211,639
Thomas Aebischer	16,800	—	—	—	—	270,090	286,890
Dan Coombs	16,800	44,704	—	1,822	—	17,552	80,877
Ken Lane	16,800	5,690	—	—	210,429	5,907	238,826
Torkel Rhenman	16,800	6,642	—	—	206,101	7,295	236,838
(a)	Includes Company matching contributions to each NEO’s 401(k) and the Company’s pension plan contributions.
(b)	Includes Company contributions under the Company’s U.S. Senior Management Deferral Plan. See the “Non-Qualified Deferred Compensation in 2019” table on page 55 for more information.
(c)	Includes Company reimbursement, and a gross-up on that reimbursement, of state taxes owed for work performed in those states on behalf of the Company.
(d)	Represents the approximate incremental cost to the Company for the personal use of Company aircraft by the NEO’s spouse or personal guest in 2019 or the payment or reimbursement of commercial spouse travel related to business trips, as well as reimbursement of additional income tax incurred by the NEO when the cost of such travel is imputed as income. Approximate incremental cost for travel on Company aircraft has been determined based on the total trip charge for each flight segment divided by the total number of passengers traveling on that segment.
(e)	Represents Company-paid or reimbursed relocation expenses, including gross-ups on those amounts of $81,101, $82,804 and $81,101 for Messrs. McMurray, Lane, and Rhenman, respectively.
(f)	Includes executive physicals; payment of professional fees for tax filings; payment of business club memberships and dues; and financial planning allowances, none of which individually exceeded the greater of $25,000 or 10% of the total amount of other compensation for the executive in 2019. For Mr. Aebischer, also includes the $250,000 transition payment earned in connection with his retirement.
(g)	Under his employment agreement, Mr. Patel is eligible to participate in the benefit programs generally available to senior executives of the Company.

LYONDELLBASELL 2020 PROXY STATEMENT   50

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Target ($)	Max. ($)	Target (#)	Max. (#)
Bob Patel	02/21/2019	2,520,000	5,040,000	—	—	—	—	—	—
	02/21/2019	—	—	69,563	139,126	—	—	—	6,156,326
	02/21/2019	—	—	—	—	34,782	—	—	3,078,207
	02/21/2019	—	—	—	—	–	190,596	88.50	3,078,125
Michael McMurray	11/05/2019	—	—	—	—	23,108	—	—	2,250,026
	11/05/2019	—	—	—	—	—	103,306	97.37	1,500,003
Thomas Aebischer	02/21/2019	716,466	1,432,932	—	—	—	—	—	—
	02/21/2019	—	—	13,943	27,886	—	—	—	1,233,956
	02/21/2019	—	—	—	—	6,972	—	—	617,022
	02/21/2019	—	—	—	—	—	38,202	88.50	616,962
Dan Coombs	02/21/2019	617,760	1,235,520	—	—	—	—	—	—
	02/21/2019	—	—	9,618	19,236	—	—	—	851,193
	02/21/2019	—	—	—	—	4,809	—	—	425,597
	02/21/2019	—	—	—	—	—	26,351	88.50	425,569
Ken Lane	07/15/2019	637,500	1,275,000	—	—	—	—	—	—
	07/15/2019	—	—	4,881	9,762	–	—	—	419,180
	07/15/2019	—	—	—	—	19,326	—	—	1,659,717
	07/15/2019	—	—	—	—	—	14,346	85.88	209,595
Torkel Rhenman	07/15/2019	323,630	647,260	—	—	—	—	—	–
	07/15/2019	—	—	5,444	10,888	—	—	—	467,531
	07/15/2019	—	—	—	—	10,291	—	—	883,791
	07/15/2019	—	—	—	—	—	15,999	85.88	233,745
(1)	The grant date of February 21, 2019 is the date of the first regularly-scheduled Board meeting that follows the first regularly-scheduled Compensation Committee meeting of the calendar year when annual grants are made. Mr. McMurray received his 2019 sign-on grants of RSUs and options on November 5, 2019 when he joined the Company. Mr. Lane and Mr. Rhenman received their 2019 annual and sign-on grants of RSUs, PSUs and options on July 15, 2019 when they joined the Company.
(2)	The awards shown are the estimated possible payouts of the NEOs’ annual bonus payments for performance in 2019. Actual bonus (STI) payments for 2019 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The NEOs’ target bonuses are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the STI plan, which is 200% of target. Each performance measure is assessed and weighted, and payments can range from 0 – 200% of target.
(3)	Represents PSUs. These awards, granted in 2019, are earned over a three-year performance period ending December 31, 2021, with payouts, if any, in the first quarter of 2022. The performance criterion for the PSUs is assessed, and payments can range from 0 – 200% of the target award, to be settled in shares. These awards accrue dividend equivalents during the performance period in the form of additional units.
(4)	Represents RSUs. The regular RSU grants made on February 21, 2019 and the pro-rata annual RSU grants to Mr. Lane (2,441 RSUs) and Mr. Rhenman (2,722 RSUs) on July 15, 2019 will vest three years from the respective grant dates. Mr. McMurray’s one-time sign-on RSU grant made on November 5, 2019 (23,108 RSUs) and the one-time sign-on RSU grants made to Mr. Lane (16,885 RSUs) and Mr. Rhenman (7,569 RSUs) on July 15, 2019 will each vest in equal increments over a three-year period beginning on the first anniversary of their respective grant dates. RSUs receive cash dividend equivalents.
(5)	Represents annual stock option grants and Mr. McMurray’s one-time sign-on stock option grant in November 2019. The exercise price of all options is equal to the fair market value on the date of grant. All stock options included in the table vest in equal increments over a three-year period beginning on the first anniversary of the date of grant and expire ten years after the date of grant.

LYONDELLBASELL 2020 PROXY STATEMENT   51

Outstanding Equity Awards at December 31, 2019

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value Of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
Bob Patel	2,418	—	85.80	02/20/2024	115,834	10,943,996	123,705	11,687,448
	170,294	56,764	76.15	01/12/2025	—	—	—	—
	70,211	—	89.94	02/17/2025	—	—	—	—
	101,108	—	77.93	02/16/2026	—	—	—	—
	87,048	43,524	92.69	02/16/2027	—	—	—	—
	45,552	91,104	109.09	02/21/2028	—	—	—	—
	—	190,596	88.50	02/21/2029	—	—	—	—
Michael McMurray	—	103,306	97.37	11/05/2029	23,108	2,183,244	—	—
Thomas Aebischer	26,042	—	86.90	12/31/2024	—	—	11,934	1,127,524
	27,066	—	77.93	12/31/2024	—	—	—	—
	26,620	—	92.69	12/31/2024	—	—	—	—
	23,882	—	109.09	12/31/2024	—	—	—	—
	21,401	—	88.50	12/31/2024	—	—	—	—
Dan Coombs	4,871	—	101.10	05/29/2025	16,558	1,564,400	19,371	1,830,172
	16,427	—	77.93	02/16/2026	—	—	—	—
	15,321	7,660	92.69	02/16/2027	—	—	—	—
	8,207	16,410	109.09	02/21/2028	—	—	—	—
	—	26,351	88.50	02/21/2029	—	—	—	—
Ken Lane	—	14,346	85.88	07/15/2029	19,326	1,825,920	4,881	461,157
Torkel Rhenman	—	15,999	85.88	07/15/2029	10,291	972,294	5,444	574,349

LYONDELLBASELL 2020 PROXY STATEMENT   52

(1)	The vesting schedules of the unexercisable stock options are shown below:
Name	Total Unvested Stock Options	Exercise Price ($)	2020 Vesting Details	2021 Vesting Details	2022 Vesting Details
Bob Patel	56,764	76.15	56,764 vested on January 12, 2020
	43,524	92.69	43,524 vested on February 16, 2020
	91,104	109.09	45,552 vested on February 21, 2020	45,552 vesting on February 21, 2021
	190,596	88.50	63,532 vested on February 21, 2020	63,532 vesting on February 21, 2021	63,532 vesting on February 21, 2022
Michael McMurray	103,306	97.37	34,436 vesting on November 5, 2020	34,435 vesting on November 5, 2021	34,435 vesting on November 5, 2022
Dan Coombs	7,660	92.69	7,660 vested on February 16, 2020
	16,410	109.09	8,205 vested on February 21, 2020	8,205 vesting on February 21, 2021
	26,351	88.50	8,785 vested on February 21, 2020	8,783 vesting on February 21, 2021	8,783 vesting on February 21, 2022
Ken Lane	14,346	85.88	4,782 vesting on July 15, 2020	4,782 vesting on July 15, 2021	4,782 vesting on July 15, 2022
Torkel Rhenman	15,999	85.88	5,333 vesting on July 15, 2020	5,333 vesting on July 15, 2021	5,333 vesting on July 15, 2022
(2)	Includes RSUs for each of the NEOs, the vesting schedules for which are shown below:
Name	Total Unvested RSUs	Vesting Schedule
Bob Patel	115,834	23,637 vested on 1/12/2020
		30,344 vested on 2/16/2020
		27,071 vesting on 2/21/2021
		34,782 vesting on 2/21/2022
Michael McMurray	23,108	7,704 vesting on 11/5/2020
		7,702 vesting on 11/5/2021
		7,702 vesting on 11/5/2022
Dan Coombs	16,558	5,341 vested on 2/16/2020
		6,408 vesting on 2/21/2021
		4,809 vesting on 2/21/2022
Ken Lane	19,326	5,629 vesting on 7/15/2020
		5,628 vesting on 7/15/2021
		8,069 vesting on 7/15/2022
Torkel Rhenman	10,291	2,523 vesting on 7/15/2020
		2,523 vesting on 7/15/2021
		5,245 vesting on 7/15/2022

LYONDELLBASELL 2020 PROXY STATEMENT   53

(3)	Dollar values are based on the closing price of $94.48 of the Company’s shares on the NYSE on December 31, 2019.
(4)	Includes PSUs granted in 2018 and 2019 with three-year performance periods ending December 31, 2020 and December 31, 2021, respectively. We have included the targeted number of PSUs, although payouts on PSUs are made after the Company’s financial results for the performance period are reported and the Compensation Committee determines achievement of performance goals and corresponding vesting, typically in mid to late February of the following year. The PSUs for the 2017-2019 performance period are not included in the table as they are considered earned as of December 31, 2019 for proxy disclosure purposes; those PSUs are included in the “Option Exercises and Stock Vested” table below. The PSUs in the table above include the following:

	PSUs with Three-Year Performance
	Period Ending December 31,
Name	2020	2021
Bob Patel	54,142	69,563
Michael McMurray	–	–
Thomas Aebischer	7,286	4,648
Dan Coombs	9,753	9,618
Ken Lane	–	4,881
Torkel Rhenman	–	5,444

Option Exercises and Stock Vested(1)

	Stock Awards(2)
		Value Realized
	Number of Shares	on Vesting
Name	Acquired on Vesting	($)
Bob Patel	83,806	7,111,951
Michael McMurray	–	–
Thomas Aebischer	17,448	1,473,745
Dan Coombs	10,238	863,101
Ken Lane	–	–
Torkel Rhenman	–	–

(1)	There were no exercises of option awards in 2019 and, therefore, the Company has omitted the columns that would otherwise represent the number of shares acquired and value received on exercises from the table above.
(2)	Includes RSUs that vested in 2019 and PSUs granted in 2017 with a performance period ended December 31, 2019, as well as RSUs and PSUs that vested pro-rata upon Mr. Aebischer’s retirement on December 31, 2019. The Compensation Committee determined the achievement of performance goals and corresponding vesting of the PSUs in February 2020. The number of shares acquired on vesting for both RSUs and PSUs is the gross number of shares for all NEOs, although we withhold shares in payment of minimum statutory withholding taxes when the awards vest. The value realized for RSUs is the number of gross shares vested multiplied by the market price on the date the restrictions lapsed. The value realized for PSUs is the number of gross shares vested multiplied by the market price on the date the Compensation Committee determined the earned percentage of shares. The table below shows the gross number of shares that vested under both RSUs and PSUs for each of the NEOs in 2019.

		PSUs Earned for Performance Period
Name	RSUs Vested in 2019	Ending December 31, 2019
Bob Patel	49,704	34,102
Michael McMurray	–	–
Thomas Aebischer	10,430	7,018
Dan Coombs	4,235	6,002
Ken Lane	–	–
Torkel Rhenman	–	–

    LYONDELLBASELL 2020 PROXY STATEMENT    54

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Bob Patel	LyondellBasell Retirement Plan	10	132,473	—
Michael McMurray	LyondellBasell Retirement Plan	0	4,751	—
Mhomas Aebischer	LyondellBasell Retirement Plan	3	40,866	—
Dan Coombs	LyondellBasell Retirement Plan	5	66,605	—
Ken Lane	LyondellBasell Retirement Plan	0	12,405	—
Torkel Rhenman	LyondellBasell Retirement Plan	0	13,010	—

(1)	Mr. Aebischer joined the Company in January 2016 but did not accrue benefits under the U.S. LyondellBasell Retirement Plan while located outside of the United States. Mr. Aebischer was credited with vesting service under the plan for the full period of his employment with the Company.
(2)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2019, calculated on the same basis as used in Note 16 to our Consolidated Financial Statements in the 2019 Annual Report, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th, and 3rd monthly- determined 30-year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Non-Qualified Deferred Compensation in 2019

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1)(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)
Bob Patel	—	142,450	124,282	—	892,479
Michael McMurray	—	–	–	—	–
Thomas Aebischer	—	–	14,422	—	108,653
Dan Coombs	—	44,704	19,712	—	189,647
Ken Lane	—	5,690	–	—	5,690
Torkel Rhenman	—	6,642	–	—	6,642

(1)	The Company maintains a U.S. Senior Management Deferral Plan that allows executives to defer up to 50% of their base salary and up to 100% of their annual bonus and equity grants (“eligible pay”) for payment at a future date. Funds deferred under this plan are allocated into notional accounts that mirror selected investment funds in our 401(k) plans, though the deferred funds are not actually invested and the Company may use separate assets to fund the benefit.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in “All Other Compensation,” but not “Salary,” in the Summary Compensation Table. The Deferral Plan provides for Company contributions for that portion of pay that cannot be taken into account for matching contributions or accruals under the Company’s 401(k) plan and defined benefit pension plan due to IRS limits. The eligibility for Company contributions begins in the Deferral Plan once the employee’s salary has reached the IRS limits for those plans; actual contributions by the Company are made as of February 15 of the next calendar year. The Company’s contribution occurs regardless of whether the employee has contributed any amounts under the Deferral Plan or 401(k) plan. Eligible employees must be employed as of February 15 in order to receive the Company contribution.
(3)	Earnings on these accounts are not included in any other amounts in the tables included in this proxy statement, as the amounts of the NEOs’ earnings represent the general market gains on investments and are not amounts or rates set by the Company for the benefit of the NEOs.
(4)	Accounts are distributed as either a lump sum payment or in annual installments upon the later of (i) the date on which the employee reaches at least 55 years of age and has ten years of service or (ii) termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company contributions, and gains and/or losses related to their notional investment choices.
(5)	The balance as of the last year includes the Company contributions made in respect of the NEOs’ 2019 earnings, although amounts were not credited to the accounts for continuing NEOs until February 2020.

    LYONDELLBASELL 2020 PROXY STATEMENT    55

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Patel is party to an employment agreement and our other NEOs participate in our Executive Severance Program. Mr. Patel’s employment agreement and the Executive Severance Program provide for severance payments in the event of termination of employment, provided the executive executes a release in favor of the Company. Under the terms of the Company’s STI program, NEOs will receive pro-rata annual bonus payments in the event of termination of employment due to death or disability or termination without Cause (as defined below), payable following certification of payout under the STI program the following year. Additionally, under the terms of our LTIP and equity award agreements, our NEOs will receive accelerated or pro-rated vesting of their equity awards upon termination in certain circumstances.

In the event of a change-in-control of the Company, the vesting of equity awards will be accelerated or pro-rated, but only if the individual’s employment is terminated within one year of the change in control. The Company believes that this “double trigger” is appropriate because it ensures our executives do not have conflicts in the event of a change in control and also avoids windfalls for any employees whose employment with the Company or its successors continues following such an event. The treatment of the equity awards for the NEOs is the same as for all other employees who receive equity awards.

A summary of the treatment of equity awards in different scenarios under the terms of our LTIP and the award agreements is provided below. “Cause” and “Good Reason” are defined in the Company’s Executive Severance Plan as follows:

“Cause” means (i) the executive’s continued failure (except where due to physical or mental incapacity) to substantially perform his or her duties; (ii) the executive’s intentional misconduct or gross neglect in the performance of his or her duties; (iii) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate; (v) the executive’s breach of fiduciary duty, (vi) an executive’s violation of the Company’s Code of Conduct or (vii) the executive’s willful breach of any material provision of any employment or other written agreement between the executive and the Company or an affiliate (as determined in good faith by the Compensation Committee) which is not remedied within 15 days after written notice is received from the Company or affiliate specifying the breach. Any determination of whether Cause exists shall be made by the Compensation Committee in its sole discretion.

“Good Reason” means the occurrence, without the Participant’s express written consent, of (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) any material diminution of the executive’s Base Salary; or (iii) the involuntary relocation of the executive’s principal place of employment by more than 50 miles from the executive’s principal place of employment immediately prior to the relocation. Any assertion by an executive of a termination of employment for “Good Reason” will not be effective unless certain conditions regarding notice and cure are satisfied.

Termination of Employment for Cause by the Company or without Good Reason by the Executive

    All unvested awards are forfeited. In the
event of termination for Cause by the Company, unexercised stock options are also forfeited. In the event of resignation without Good Reason by the executive, previously vested options may be exercised for 90 days after termination of employment.

    If termination occurs prior to the second anniversary of their employment with the Company, Mr. Lane and Mr. Rhenman are required to repay the one-time cash payments received at the time of their hiring. If termination occurs prior to the first anniversary or between the first and second anniversaries of the date of his employment with the Company, Mr. McMurray is required to pay all or 50%, respectively, of the one-time cash payment received at the time of his hiring.

Termination of Employment without Cause by the Company

    Stock options, RSUs, and PSUs vest pro-rata

    Stock options: Stock options provide for vesting in equal installments on the first three anniversaries of the grant date. In the event of termination without Cause, pro-ration is determined for each unvested installment separately based on the number of months worked from the date of grant until termination divided by the number of months from the date of grant until the original vesting date for that installment. The options may be exercised for 90 days after termination of employment.

    RSUs and PSUs: Pro-ration is determined based on the number of months worked from the date of grant (for RSUs) or beginning of the relevant performance period (for PSUs) until termination divided by the number of months in the vesting or performance period, respectively. The number of units earned under the PSUs is based on performance over the applicable three-year performance period as determined by the Compensation Committee in the first quarter after the end of the performance period and can range from 0 to 200% of target.

    LYONDELLBASELL 2020 PROXY STATEMENT    56

Termination of Employment with Good Reason by the Executive

    For all NEOs other than Mr. Patel, all unvested awards are forfeited and previously vested options may be exercised for 90 days after termination of employment.

    Pursuant to his employment agreement, Mr. Patel’s awards vest pro-rata, based on the same calculations as in the case of a termination without Cause.

Termination of Employment without Cause by the Company or with Good Reason by the Executive within 12 Months of a Change in Control

    Stock options and RSUs: All stock options and RSUs are immediately vested. Stock options remain exercisable for 90 days.

    PSUs: PSUs vest pro-rata based on the number of months worked from the beginning of the performance period until termination divided by the number of months in the performance period. The number of units earned under the PSUs is based on the Compensation Committee’s determination of performance results as of the last quarter prior to the change in control.

Retirement

    All awards vest pro-rata, based on the same calculations as in the case of a termination without Cause. Stock options remain exercisable for five years or their original term, whichever is shorter.

    For awards granted in February 2020, executives who retire after age 60 with at least 10 years of service are eligible for continued vesting of their full awards on the original vesting schedule, subject to compliance with customary restrictive covenants.

Death or Disability

    Stock Options and RSUs: Stock options and RSUs vest immediately. The stock options remain exercisable for one year.

    PSUs: PSUs vest pro-rata, based on the same calculations as in the case of a termination without Cause.

In accordance with SEC disclosure requirements, the tables below show, in dollars, the amounts our NEOs could receive in different circumstances if the termination events occurred as of December 31, 2019. We excluded any amounts for benefits or payments that are available to all salaried employees of the Company. The amounts shown are not the amounts the NEO would actually receive in a termination event, but are calculated as described below.

death or disaBility

	Accelerated Option Awardss	Accelerated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Bob Patel	2,258,156	10,943,996	5,601,058	—	18,803,210
Michael McMurray	–	2,183,244	–	—	2,183,244
Thomas Aebischer	244,479	1,764,981	1,127,524	—	3,136,844
Dan Coombs	171,290	1,564,400	917,212	—	2,652,902
Ken Lane	123,376	1,825,921	153,719	—	2,103,016
Torkel Rhenman	137,591	972,294	171,481	—	1,281,366

termiNatioN By Neo for good reasoN

	Pro-rated Option Awards	Pro-rated RSUs	Pro-rated PSUs	Cash Severance Payment(4)	Total(5)
Bob Patel	1,754,713	7,658,832	5,601,058	6,142,501	21,157,104
Michael McMurray	–	–	–	1,520,000	1,520,000
Thomas Aebischer	–	–	–	1,512,539	1,512,539
Ddan Coombs	–	–	–	1,304,160	1,304,160
Ken Lane	–	–	–	1,387,500	1,387,500
Torkel Rhenman	–	–	–	1,425,000	1,425,000

    LYONDELLBASELL 2020 PROXY STATEMENT    57

retiremeNt or termiNatioN Without Cause

	Pro-rated Option Awards(1)	Pro-rated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Bob Patel	1,754,713	7,658,832	5,601,058	6,142,501	21,157,104
Michael McMurray	–	222,406	–	1,520,000	1,742,406
Thomas Aebischer(6)	143,565	1,104,849	1,127,524	1,512,539	3,888,477
Dan Coombs	101,615	1,016,417	917,212	1,304,160	3,339,404
Ken Lane	37,702	525,970	153,719	1,387,500	2,104,891
Torkel Rhenman	42,054	261,521	171,481	1,425,000	1,900,056

termiNatioN Without Cause or By Neo for good reasoN WithiN 12 moNths of a ChaNge iN CoNtrol

	Accelerated Option Awards(1)	Accelerated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Bob Patel	2,258,156	10,943,996	5,601,058	10,237,501	29,040,711
Michael McMurray	–	2,183,244	–	1,520,000	3,703,244
Thomas Aebischer	244,479	1,764,981	1,127,524	1,512,539	4,649,523
Dan Coombs	171,290	1,564,400	917,212	1,304,160	3,957,062
Ken Lane	123,376	1,825,921	153,719	1,387,500	3,490,516
Torkel Rhenman	137,591	972,294	171,481	1,425,000	2,706,366

(1)	The values for stock options included are calculated based on the number of options that would vest, multiplied by the difference between $94.48, the market value of our common stock as of December 31, 2019 (determined as the closing price of our common stock on the last preceding trading day), and the exercise price of the stock option. Amounts actually received by the NEO would depend on the fair market value of our shares when the options are exercised.
(2)	The values of the RSUs are based on the number of RSUs that would vest multiplied by the fair market value of our stock on December 31, 2019, which may be different than the fair market value of our stock upon a termination event.
(3)	PSUs granted in 2018 and 2019 accumulate dividend equivalents that are converted to additional units at the end of the performance period, subject to the same terms and conditions as the original award. The values of the PSUs are based on the number of units that would vest multiplied by the market value of our stock on December 31, 2019. The values above assume that the payout is at target, or 100%. The actual payout would be determined by the Compensation Committee after the performance period or, in the case of termination without Cause or by the NEO for Good Reason within twelve months of a change in control, as of the end of the last quarter prior to the change in control. Also, although the values are calculated as of December 31, the shares would not be issued until the first quarter after the end of the original performance period of the awards.
(4)	No amounts are included for 2019 bonus payments under the STI program because the NEOs would be entitled to the same payment with or without a termination event.
(5)	In addition (and not shown above), Mr. Patel would receive twelve months of continued coverage under the Company’s health plans for himself and his dependents, which is valued at approximately $22,000. Each of the other NEOs would receive a lump sum payment of approximately $33,000 for the cost of eighteen months of continuation coverage premiums for medical coverage for himself and his dependents in any termination event other than death and disability. All NEOs other than Mr. Patel would also receive Company-provided outplacement services, with a value of up to $20,000.
(6)	Mr. Aebischer retired from the Company on December 31, 2019. Pursuant to an employment transition agreement, Mr. Aebischer waived his rights to severance under the Executive Severance Plan and received a transition payment of $500,000, $250,000 of which was paid upon his retirement and the remaining $250,000 of which has been and will continue to be paid in equal monthly installments over the one-year period following his retirement, subject to continued compliance with customary post-employment covenants. Mr. Aebischer’s unvested equity awards vested pro rata on the terms described above.

    LYONDELLBASELL 2020 PROXY STATEMENT    58

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of	Weighted-Average Exercise	Remaining Available for
	Outstanding Options,	Price of Outstanding Options,	Future Issuance Under Equity
Plan Category	Warrants, and Rights(2)(3)	Warrants, and Rights(4)	Compensation Plans(5)
Equity compensation plans approved by	3,878,541	$ 90.10	4,964,787
security holders(1)
Equity compensation plans not approved	—	—	—
by security holders
TOTAL	3,878,541	$ 90.10	4,964,787

(1)	Includes the LTIP and the LyondellBasell Global Employee Stock Purchase Plan, as amended and restated (the “ESPP”).
(2)	Includes 1,781,466 shares that may be issued pursuant to outstanding stock options, 612,578 shares that may be issued pursuant to outstanding RSUs, and 742,249 shares that may be issued pursuant to outstanding PSUs. The Compensation Committee determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0 to 200% of the target number of shares. Because up to 200% of the target number of shares may ultimately be issued, we have included an aggregate of 1,484,498 shares, the maximum possible payout under the PSUs, as the number that may be issued.
(3)	Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes. However, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.
(4)	Includes only the weighted-average exercise price of the outstanding stock options. Does not include RSUs or PSUs, as those awards have no exercise price associated with them. Also excludes purchase rights under the ESPP for the reasons described in note (3) above.
(5)	The shares remaining available as of December 31, 2019 include 4,064,350 shares under the LTIP and 900,437 shares under the ESPP.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal 2019:

The annual total compensation of the global median employee of our company (other than Mr. Patel, our CEO), was $86,466;
The annual total compensation of Mr. Patel, our Chief Executive Officer, was $15,943,313; and
Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the global median employee is 184 to 1.

For 2019, we identified a new global median employee due to a substantial increase in our employee population as a result of our acquisition of A. Schulman, Inc. in August 2018. As disclosed in our 2019 proxy statement, A. Schulman employees were excluded from the determination of the median employee for 2018 as permitted by SEC rules. The global median employee for fiscal year 2019 was identified by examining the 2019 total compensation for all regular full - and part-time employees who were actively employed by the Company on December 31, 2019 and students and interns who were hired for partial periods during 2019. For these employees, we calculated annual compensation using methodology and guidelines consistent with the approach used to determine our median employee for 2017 and 2018:

To find the annual total compensation of all of our employees (other than our CEO), we considered all gross and net components of compensation (including short- and long-term incentives) received by each employee and documented in the year-end payroll records for 2019.
Compensation for full- and part-time employees hired during 2019 and still active as of December 31, 2019 was annualized. Compensation for all students and interns hired for partial periods during 2019 was not annualized.
Annual compensation for expatriate employees and employees involved in permanent cross-border transfers during 2019 was calculated using all relevant country payroll records.

After identifying the global median employee, we calculated 2019 total compensation for the selected employee using the same methodology used for our NEOs as set forth in the Summary Compensation Table.

LYONDELLBASELL 2020 PROXY STATEMENT     59

ITEM 7	RATIFICATION AND APPROVAL OF DIVIDENDS

The Board recommends that you vote FOR the proposal to ratify and approve the payment of dividends in respect of the 2019 Dutch statutory annual accounts.

DISCUSSION OF DIVIDEND POLICY

Pursuant to the Dutch Corporate Governance Code, we provide shareholders with an opportunity to discuss our dividend policy and any major changes in that policy each year at our annual general meeting.

Our dividend policy continues to be to pay a consistent quarterly dividend, with the goal of increasing the dividend over time. Through March 31, 2020, we have paid an aggregate of approximately $15.4 billion in dividends since we began our dividend program in 2011, increasing the dividend payments from $0.10 per share in the second quarter of 2011 to $1.05 per share in 2019. The Company’s strong balance sheet and results of operations support the continuation of this dividend program.

Pursuant to our Articles of Association, the Board has determined the amount, if any, out of our annual profits to be allocated to reserves prior to the payment of dividends. The portion of our annual profits that remains after the reservation is available for dividend payments as approved by shareholders. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, financial position, and prospects of the Company, and any other considerations deemed relevant by the Board.

The Company paid an aggregate of $4.20 per share from its 2019 Dutch statutory annual accounts, for a total of approximately $1.4 billion. This includes interim dividends of $1.05 per share paid in each of the second, third and fourth quarters of 2019 and the first quarter of 2020.

ITEM 8	AUTHORIZATION TO CONDUCT SHARE REPURCHASES

The Board recommends that you vote FOR the proposal to grant authority to the Board to repurchase up to 10% of our issued share capital until November 29, 2021.

Under Dutch law and our Articles of Association, shareholder approval is necessary to authorize our Board to repurchase shares. At the extraordinary general meeting of shareholders held on September 12, 2019, shareholders authorized the Board to repurchase up to 10% of our outstanding shares. As of April 1 , 2020, we have repurchased an aggregate of approximately 50,000 shares pursuant to this authorization.

Adoption of the current proposal will give us the flexibility to continue to repurchase shares if we believe it is an appropriate use of our excess cash. The number of shares repurchased, if any, and the timing and manner of any repurchases will be determined after taking into consideration prevailing market conditions, our available resources, and other factors that cannot now be predicted.

In order to provide us with sufficient flexibility, we propose that shareholders grant authority to the Board to repurchase up to 10% of our issued share capital as of the date of the Annual Meeting (or, based on the number of shares currently issued, approximately 34.0 million shares) on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of our shares up to 110% of the market price for our shares; provided that (i) for open market or privately negotiated repurchases, the market price shall be the price for our shares on the NYSE at the time of the transaction; (ii) for self-tender offers, the market price shall be the volume weighted average price (“VWAP”) for our shares on the NYSE during a period, determined by the Board, of no less than one and no greater than five consecutive trading days immediately prior to the expiration of the tender offer; and (iii) for accelerated repurchase arrangements, the market price shall be the VWAP for our shares on the NYSE over the term of the arrangement. The VWAP for any number of trading days shall be calculated as the arithmetic average of the daily VWAP on those trading days.

If approved, the authority will extend for 18 months from the date of the Annual Meeting, or until November 29, 2021, and will replace the current repurchase authorization of the Board which was granted by shareholders at the extraordinary general meeting on September 12, 2019. Any shares repurchased under this authority may be cancelled pursuant to the authorization to cancel shares requested under Item 9 below.

LYONDELLBASELL 2020 PROXY STATEMENT     60

ITEM 9	CANCELLATION OF SHARES

The Board recommends that you vote FOR the proposal to cancel all or a portion of the shares in our treasury account.

Under Dutch law and our Articles of Association, shareholder approval is necessary to cancel ordinary shares that are held in treasury by us, or that may in the future be held in treasury by us as a result of share repurchases. Also under Dutch law, the number of shares held by us, or our subsidiaries, may not exceed 50% of our issued share capital at any time.

As of April 1 , 2020, we held approximately 6.4 million shares in our treasury account, primarily as the result of share repurchases. Treasury shares, if not cancelled, may be used for general corporate purposes, including for issuance under our equity compensation plans.

We are requesting that shareholders approve the cancellation of all or any portion of shares held in our treasury account or that may be repurchased pursuant to the authority requested under Item 8, above.

If this Item 9 is adopted, the cancellation of treasury shares may be executed in one or more tranches. The number of treasury shares that will be cancelled, if any, will be determined by the Board. If the Board determines it is appropriate to cancel our shares, we will follow the procedure set forth under Dutch law to cancel treasury shares from time to time. In accordance with Dutch statutory provisions, the cancellation of treasury shares will not be effective until two months after the resolution to cancel treasury shares has been filed with the Dutch Trade Register and announced in a Dutch national daily newspaper. Once the procedure is complete, the relevant treasury shares will be cancelled.

If this Item 9 is not approved, we will not cancel any treasury shares unless the general meeting of shareholders approves such cancellation at a later date.

LYONDELLBASELL 2020 PROXY STATEMENT     61

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Who is soliciting my vote?

Our Board is soliciting your vote on matters submitted for approval at the Company’s 2020 Annual General Meeting of Shareholders.

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the NYSE and the SEC, we are required to submit certain items for the approval of our shareholders. Several matters that are within the authority of a company’s board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, in accordance with Dutch corporate governance guidelines, we provide for the discussion at our Annual Meeting of certain topics that are not subject to a shareholder vote, including our governance practices and our dividend policy.

The discharge from liability of our directors, the adoption of our 2019 Dutch statutory annual accounts, the appointment of the auditor for our 2020 Dutch statutory annual accounts, the approval of dividends, the authorization to repurchase shares, and the cancellation of shares held in our treasury account are all items that we are required to submit to shareholders due to our incorporation in the Netherlands.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors recommends that you vote FOR each of the items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in favor of each of the items in accordance with the recommendation of the Board of Directors.

Who is entitled to vote?

You may vote your LyondellBasell shares at the Annual Meeting if you are the record owner of such shares as of the close of business on May 1, 2020 (the “Record Date”). You are entitled to one vote for each share of LyondellBasell common stock that you own. As of April 1 , 2020, there were 333,617,879 shares of LyondellBasell common stock outstanding and entitled to vote at the Annual Meeting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you held such shares as of the Record Date and (i) properly return a proxy by Internet, telephone, or mail or (ii) if in person attendance at the Annual Meeting is possible, properly notify us of your intention to attend the Annual Meeting, attend the meeting, and vote in person. There are no quorum requirements under Dutch law and, as a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy.

How many votes are needed to approve each of the proposals?

The number of votes required to approve the matters presented in this proxy statement varies by proposal:

Pursuant to the Dutch Civil Code and our Articles of Association, the nomination of a candidate to our Board (Item 1) is binding on shareholders unless 2/3 of the votes cast at the Annual Meeting, representing at least 50% of the Company’s issued share capital (which for this purpose includes only our outstanding shares), vote against the nominee. This means that a nominee will be elected unless the votes against him or her constitute 2/3 of the votes cast and represent at least 50% of our issued share capital.
Under Dutch law, the cancellation of shares held in our treasury account (Item 9) requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If, however, less than 50% of the Company’s issued share capital (which for this purpose includes only our outstanding shares) is represented at the Annual Meeting, the proposal will require the affirmative vote of at least 2/3 of the votes cast.
Each other proposal set forth in this proxy statement requires the affirmative vote of a majority of the votes cast by shareholders in order to be approved.

LYONDELLBASELL 2020 PROXY STATEMENT     62

How do I vote?

You can vote by proxy without attending the meeting or, if possible given COVID-19 developments and restrictions on travel and public gatherings, in person at the meeting. To vote by proxy, you must vote over the Internet, by telephone, or by mail. Instructions for each method of voting are included on the proxy card.

If you hold your LyondellBasell shares in a brokerage account (that is, you hold your shares in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form.

Given current travel and meeting restrictions related to the COVID-19 pandemic, including the prohibition on all public gatherings in the Netherlands through June 1, 2020, it may not be possible or advisable for shareholders to attend the Annual Meeting in person. The Company will provide virtual access to shareholders through a live webcast. Shareholders will be able to ask questions during and in advance of the meeting but will be required to vote their shares by proxy in advance. Please see “Who can attend the Annual Meeting?” below for additional information regarding participation in the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy in advance. If you plan to vote in person at the Annual Meeting and you hold your LyondellBasell shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

Entering a new vote by telephone or over the Internet prior to 11:59 p.m. Eastern Time on May 27, 2020;
Signing another proxy card with a later date and returning it to us by a method that allows us to receive the proxy prior to the Annual Meeting;
Sending us a written document revoking your earlier proxy; or
If possible, attending the Annual Meeting and voting your shares in person (attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you). It will not be possible to vote through the live webcast, and shareholders intending to attend the Annual Meeting remotely will be required to vote and change or revoke that vote by proxy in advance.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies at the Annual Meeting.

Will my shares be voted if I do not provide my proxy and do not attend the Annual Meeting?

If you do not provide a proxy or vote your shares in person, the shares held in your name will not be voted. Please note that it will not be possible to vote through the live webcast, and all shareholders intending to attend the Annual Meeting remotely must vote by proxy in advance.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. We believe that, pursuant to NYSE rules, Item 3, Item 4, Item 5, Item 7, Item 8, and Item 9 are considered routine matters. Therefore, without instructions from you, your broker may not vote your shares with respect to any other proposals, i.e. Item 1, Item 2, and Item 6. It is therefore important that you act to ensure your shares are voted.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote on all matters listed, your shares will be voted FOR each of the matters for which you did not vote.

How are votes counted?

For all proposals other than the election of nominees to our Board of Directors, you may vote FOR, AGAINST, or ABSTAIN. For the proposal for the election of nominees (Item 1), you may vote FOR, AGAINST, or WITHHOLD with respect to each nominee. A vote to abstain or withhold does not count as a vote cast, and therefore will not have any effect on the outcome of any matter to be voted on at the Annual Meeting.

LYONDELLBASELL 2020 PROXY STATEMENT     63

Could other matters be decided at the Annual Meeting?

No. Any matters to be decided at the Annual Meeting must be included in the agenda for the meeting as described in this proxy statement.

Who can attend the Annual Meeting?

The Annual Meeting is open to all LyondellBasell shareholders who hold shares as of the close of business on May 1, 2020, the Record Date.

If you would like to attend the Annual Meeting in person (if possible) or via webcast, you must inform us in writing of your intention to do so prior to May 22, 2019, one week prior to the date of the meeting. The notice may be emailed to corporatesecretary@lyb.com. Additional information regarding the availability of and procedures for in person attendance at the Annual Meeting, if possible, or webcast details and access information will be provided to shareholders who provide timely notice of intent to attend and proper evidence of their ownership of LyondellBasell shares as of the Record Date. Admittance of shareholders to the Annual Meeting, whether in person or through the live webcast, will be governed by Dutch law.

We are continuing to monitor COVID-19 developments closely and considering options to protect the health and safety of all meeting participants. Currently, emergency legislation is pending in the Netherlands that would allow Dutch companies to hold shareholder meetings without physical attendance. If that legislation becomes effective and gatherings remain strongly discouraged due to ongoing health concerns, we may determine to hold the meeting solely by remote access. We will announce any alternative arrangements for the meeting by press release as soon as practicable.

Why are you providing remote access to the Annual Meeting?

Due to the significant health and safety concerns resulting from the emerging coronavirus (COVID-19) outbreak and related restrictions on travel and in person meetings, including the current prohibition on all public gatherings in the Netherlands through June 1, 2020, we recognize that it may not be possible or advisable for shareholders to attend the Annual Meeting. The remote access we are providing through our live webcast is intended to preserve shareholder access to and facilitate participation in the Annual Meeting in the current environment, and all shareholders in attendance will have the opportunity to ask questions during and in advance of the meeting.

The health and safety of our shareholders is of primary importance to us, and shareholders wishing to attend this year’s Annual Meeting are strongly encouraged to participate using the remote access provided.

What is the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies for the Annual Meeting. Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person for no additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of reasonable expenses.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of our annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

If you prefer to receive your own copy of the proxy statement now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, or by email to sendmaterial@proxyvote.com. If you hold your shares in street name and you received more than one set of proxy materials at your address, you may need to contact your broker or nominee directly if you wish to discontinue duplicate mailings to your household.

Why did I receive a “notice of internet availability of proxy materials” but no proxy materials?

We distribute our proxy materials to certain shareholders via the Internet using the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing our shareholders with a timely and convenient method of accessing the materials and voting. On or before April 17 , 2020, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

Can I submit a proposal for the 2021 shareholder meeting?

Our Articles of Association provide that a shareholder representing at least one percent of our issued share capital can submit an agenda item for consideration at the Company’s general meeting of shareholders. Any such request must be received at least 60 days prior to the date of the annual meeting.

Under SEC rules, if a shareholder wishes to include a proposal in our proxy materials for presentation at our 2021 annual general meeting, the proposal must be received at our offices at LyondellBasell Industries, 4th Floor, One Vine Street, London W1J 0AH, United Kingdom, Attention: Corporate Secretary or sent to corporatesecretary@lyb.com, by December 18 , 2020. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

LYONDELLBASELL 2020 PROXY STATEMENT     64

APPENDIX A:	RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

A reconciliation of EBITDA to net income for the year ended December 31, 2019 is shown in the following table:

Year ended
(amounts in millions)	December 31, 2019
Net income(1)(2)	$ 3,397
Loss from discontinued operations, net of tax	7
Income from continuing operations(1)(2)	3,404
Provision for income taxes(2)	648
Depreciation and amortization	1,312
Interest expense, net	328
EBITDA(3)	$ 5,692
(1)	Includes after-tax charges for transaction and integration costs associated with the acquisition of A. Schulman of $12 million, $15 million, $33 million and $29 million in the first, second, third and fourth quarters, respectively.
(2)	Includes a non-cash benefit of $85 million related to previously unrecognized tax benefits and the release of associated accrued interest.
(3)	Includes pre-tax charges for transaction and integration costs associated with the acquisition of A. Schulman of $16 million, $19 million, $43 million and $38 million, respectively.

LYONDELLBASELL 2020 PROXY STATEMENT     A-1

lyondellbasell

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 27, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 25, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 27, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 25, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D04143-P37481 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LYONDELLBASELL INDUSTRIES N.V.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

		For	Against	Withhold
1a.	Jacques Aigrain	☐	☐	☐
1b.	Lincoln Benet	☐	☐	☐
1c.	Jagjeet (Jeet) Bindra	☐	☐	☐
1d.	Robin Buchanan	☐	☐	☐
1e.	Stephen Cooper	☐	☐	☐
1f.	Nance Dicciani	☐	☐	☐
1g.	Claire Farley	☐	☐	☐
1h.	Isabella (Bella) Goren	☐	☐	☐
1i.	Michael Hanley	☐	☐	☐
1j.	Albert Manifold	☐	☐	☐
1k.	Bhavesh (Bob) Patel	☐	☐	☐

		For	Against	Abstain
2.	Discharge of Directors from Liability	☐	☐	☐
3.	Adoption of 2019 Dutch Statutory Annual Accounts	☐	☐	☐
4.	Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor of our 2020 Dutch Statutory Annual Accounts	☐	☐	☐
5.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	☐	☐	☐
6.	Advisory Vote Approving Executive Compensation (Say-on-Pay)	☐	☐	☐
7.	Ratification and Approval of Dividends	☐	☐	☐
8.	Authorization to Conduct Share Repurchases	☐	☐	☐
9.	Cancellation of Shares	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
Notice and Proxy Statement/Annual Report including 10-K are available at *www.proxyvote.com*.

D04144-P37481

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL GENERAL MEETING OF SHAREHOLDERS
MAY 29, 2020

The undersigned hereby appoint(s) Bhavesh (Bob) Patel, Jeffrey Kaplan, Charity Kohl, Patricia Corbet, Michael Kuhlmann and Marleen Sabajo, or any of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the ordinary shares of LyondellBasell Industries N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 1:00 p.m., local time, on Friday, May 29, 2020, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement. This proxy is governed by Dutch law.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side